Exhibit 4.1
$840,000,000

TERM LOAN AGREEMENT

Dated as of December 20, 2006

among

REVLON CONSUMER PRODUCTS CORPORATION
as Borrower

and

THE LENDERS PARTY HERETO

and

CITICORP USA, INC.
as Administrative Agent
and Collateral Agent

and

JPMORGAN CHASE BANK, N.A.
as Syndication Agent

* * *

CITIGROUP GLOBAL MARKETS INC.
as Sole Lead Arranger and Sole Bookrunner

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153-0119

i

(continued)

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		PAGE

Section 14.17	Indemnities	104

Section 14.18	Limitation of Liability	105

v

(continued)

Schedules

Schedule I	Lenders; Addresses for Notices

Schedule II	Term Loan Commitments

Schedule 1.1	Existing Eligible Obligations

Schedule 8.13(a)	Company Information

Schedule 8.13(b)	Subsidiaries of the Company; Subsidiaries Scheduled for Dissolution

Schedule 8.16	Environmental Matters

Schedule 9.1(d)	Mortgages

Schedule 9.1(h)(iv)	Domestic Local Counsel

Schedule 10.16	Post-Closing Matters

Schedule 11.3	Liens

Schedule 11.4	Contingent Obligations

Schedule 11.6	Disposition Assets

Exhibits

Exhibit A	Form of Term Loan Note

Exhibit B	[Intentionally Omitted]

Exhibit C	[Intentionally Omitted]

Exhibit D	Form of Intercreditor Agreement

Exhibit E	Form of Guaranty

Exhibit F	Form of Pledge and Security Agreement

Exhibit G	Form of Mortgage

Exhibit H-1	Form of Notice of Borrowing

Exhibit H-2	[Intentionally Omitted]

Exhibit H-3	[Intentionally Omitted]

Exhibit I	Form of Notice of Conversion or Continuation

Exhibit J	Form of Affiliate Subordination Letter

Exhibit K-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

Exhibit K-2	Form of Opinion of Executive Vice President and General Counsel of the Company

Exhibit K-3	Form of Opinion of Weil, Gotshal & Manges LLP

Exhibit L	Form of Assignment and Acceptance

Exhibit M	Form of Compliance Certificate

Exhibit N	Form of Capital Contribution Note

Exhibit O	[Intentionally Omitted]

Exhibit P	[Intentionally Omitted]

Exhibit Q	Form of U.S. Tax Compliance Certificate

Exhibit R	Form of Solvency Certificate

TERM LOAN AGREEMENT, dated as of December 20, 2006, among Revlon Consumer Products Corporation, a Delaware corporation (the “Company”), the Lenders (as defined below), and Citicorp USA, Inc. (“Citicorp”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Company has requested that the Lenders make available for the purposes specified in this Agreement a senior secured term loan facility; and

WHEREAS, the Lenders are willing to make available to the Company such term loan facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Act” shall have the meaning assigned to such term in Section 9.1(q).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto, and shall include any successor “Administrative Agent” pursuant to Section 13.7.

“Affected Loan” shall have the meaning assigned to such term in Section 7.8(a).

“Affiliate” of any Person shall mean any other Person (other than a Subsidiary or a Permitted Joint Venture) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power either to (a) vote 12.5% or more of the securities having ordinary voting power for the election of directors of such first Person or (b) direct or cause the direction of the management and policies of such first Person whether by contract or otherwise.

“Affiliate Subordination Letter” shall mean the collective reference to each Letter Agreement, to be executed and delivered pursuant hereto, in each case by each Affiliate of the Company (other than officers and directors of the Company) which from time to time holds any Indebtedness of the Company or any of its Subsidiaries (other than (i) trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any M&F Loan, (iv) any Indebtedness permitted under Section 11.2(o) or (v) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued pursuant to an

Indenture), substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

“Agent Affiliates” shall have the meaning assigned to such term in Section 13.3(c).

“Agents” shall mean the collective reference to the Administrative Agent and the Collateral Agent; individually, an “Agent”.

“Aggregate Term Loan Commitment” shall mean, at any time, the aggregate amount of the Term Loan Commitments of all Lenders then in effect. The original amount of the Aggregate Term Loan Commitment is $840,000,000.

“Agreement” shall mean this Term Loan Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” for any day shall mean a rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the greater of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as its base rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean the Term Loans hereunder at such time as such Term Loans are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Annual Net Proceeds” shall have the meaning assigned to such term in Section 7.3(b).

“Applicable Margin” shall mean with respect to Term Loans maintained as (i) Alternate Base Rate Loans, a rate equal to 3.00% per annum and (ii) Eurodollar Loans, a rate equal to 4.00% per annum.

“Approved Deposit Account” shall mean a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any Notice of Borrowing, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Loan, (ii) any notice pursuant to Section 7.2 or 7.3 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) any notice of any Default or Event of Default (including any Notice of Actionable Default) and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IX or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning specified in Section 13.3(a).

“Approved Securities Intermediary” shall mean a Securities Intermediary or Commodity Intermediary selected by a Loan Party and reasonably satisfactory to the Designated Administrative Agent.

“Arranger” shall mean Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner.

“Assignment and Acceptance” shall mean an Assignment and Acceptance, substantially in the form of Exhibit L.

“Bankruptcy Code” shall mean title 11, United States Code.

“benefitted Lender” shall have the meaning assigned to such term in Section 14.7(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Contribution” shall mean the receipt by the Company of cash from a source outside of the Company and its Subsidiaries which is either (a) recorded as an addition to the Company’s stockholders’ equity in accordance with GAAP (whether or not in exchange for issuance of equity of the Company to Revlon) or (b) subject to the terms and conditions of, and evidenced by, a Capital Contribution Note.

“Capital Contribution Note” shall mean any promissory note, substantially in the form of Exhibit N, made by the Company in favor of any Affiliate thereof evidencing Indebtedness permitted pursuant to Section 11.2(e) of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Capital Expenditures” shall mean, for any period, the amount equal to all expenditures (by the expenditure of cash or the incurrence of Indebtedness) made by the Company and its Subsidiaries during such period in respect of the purchase or other acquisition or improvement of any fixed or capital asset and any other amounts which would, in accordance with GAAP, be set forth as capital expenditures or purchases of permanent displays on the consolidated statement of cash flows of the Company and its Subsidiaries for such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Account” shall mean any Deposit Account or Securities Account that is (a) established as a “Cash Collateral Account” for the purposes expressly contemplated under the Loan Documents by any Agent from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Company or its Subsidiaries or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion exercised reasonably, (c) in the name of the Administrative Agent (although such account may also have words referring to the Company and the account’s purpose), (d) under the control of the Collateral Agent and (e) in the case of a Securities Account, with respect to which the Collateral Agent, at the direction of the Multi-Currency Administrative Agent or Administrative Agent, as the case may be, shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto; provided, however, that no Cash Collateral Account shall be established in the Commonwealth of Australia.

“Cash Concentration Account” shall mean the deposit account no. 3057-3774 at Citibank, N.A. designated the “Citicorp USA, Inc. F/A/O Revlon Consumer Products Corporation Concentration Account”, which account shall be under the Collateral Agent’s control.

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or any Multi-Currency Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or any Multi-Currency Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States federal government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or P-2 by Moody’s, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Multi-Currency Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds having assets in excess of $250,000,000 and which invest exclusively in assets satisfying the requirements of clause (a) of this definition or (h) shares of money market mutual or similar funds having assets in excess of $500,000,000 and which invest exclusively in assets satisfying the requirements of clauses (b) through (f) of this definition.

“Citicorp” shall have the meaning specified in the preamble to this Agreement.

“Closing Date” shall have the meaning assigned to such term in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as hereafter amended from time to time.

“Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Security Document.

“Collateral Agent” shall have the meaning specified in the preamble to this Agreement, and shall include any successor “Collateral Agent” pursuant to Section 13.7.

“Commitment Percentage” shall mean, at any date with respect to each Lender, the percentage which the Term Loan Commitment of such Lender constitutes of the Aggregate Term Loan Commitment (or, at any time after the Closing Date, the percentage which the aggregate outstanding principal amount of such Lender’s Term Loans at such date constitutes of the aggregate outstanding principal amount of Term Loans of all Lenders at such date).

“Commodity Account” shall have the meaning assigned to such term in the UCC.

“Commodity Intermediary” shall have the meaning assigned to such term in the UCC.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Company Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of March 26, 2004, among Revlon, the Company and certain of its Subsidiaries, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 11.14.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, in accordance with GAAP, the total consolidated current assets on a consolidated balance sheet of such Person and its Subsidiaries less any cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, in accordance with GAAP, the total current liabilities on a consolidated balance sheet of such Person and its Subsidiaries less any short-term borrowings and the current portion of any long-term Indebtedness.

“Consolidated Net Income” shall mean, for any period, the amount which would be set forth as net income on a consolidated statement of operations of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

“Contingent Obligation” as to any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any “keep-well” or “make-well” agreement, guarantee of return on equity or other obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase, sell or lease property, or to purchase or sell securities or services, primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof.

“Continuing Director” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” of any Person shall mean any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

“Control Account” shall mean a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Copyright” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Cross Default” of any Person shall mean (i) default in the payment of any amount when due (whether at maturity or by acceleration) on any of its Indebtedness (other than any such default in respect of any Loan) or in the payment of any matured Contingent Obligation in respect of any Indebtedness of any other Person (except for any such payments on account of any such Indebtedness and Contingent Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000 (or, with respect to any other currency, the Equivalent thereof)), (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation (except for any such Indebtedness and Contingent Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000 (or, with respect to any other currency, the Equivalent thereof)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be required to be redeemed or repurchased prior to its stated maturity or such Contingent Obligation to become payable or (iii) an “Event of Default” under and as defined in the Existing Credit Agreement shall occur and be continuing.

“Cure Amount” shall have the meaning assigned to such term in Section 12.2(a).

“Cure Right” shall have the meaning assigned to such term in Section 12.2(a).

“Customary Permitted Liens” shall mean Liens permitted by clauses (a) to (e) of Section 11.3.

“Default” shall mean any of the events specified in Section 12.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall have the meaning assigned to such term in Section 7.5(c).

“Deposit Account” shall have the meaning assigned to such term in the UCC.

“Deposit Account Bank” shall mean a financial institution selected by a Loan Party and reasonably satisfactory to the Designated Administrative Agent.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Designated Administrative Agent” shall mean, (i) until all Multi-Currency Payment Obligations arising under the Existing Credit Agreement have been Fully Satisfied (as defined in the Existing Credit Agreement), the Multi-Currency Administrative Agent and (ii) at any time thereafter, the Administrative Agent.

“Designated Eligible Obligations” shall mean, at any time, each of the following that are now or hereafter designated by the Company pursuant to Section 10.1 of the Intercreditor Agreement (which designation shall not have been revoked by the Company on or prior to such time thereunder) to be secured by the Collateral: (i) working capital Indebtedness of any Foreign Subsidiary or a foreign branch of a Domestic Subsidiary principally doing business outside of the United States permitted under Section 11.2(d) in an aggregate principal amount outstanding not to exceed $30,000,000 at any time (and all obligations in respect thereof) and, without duplication, any Contingent Obligation of the Company in respect thereof, and obligations in respect of any refinancing or replacement of any such working capital Indebtedness (including any such working capital indebtedness owing to Citicorp or any of its Affiliates and guaranteed by the Company), (ii) obligations of the Company or any of its Subsidiaries in respect of Hedging Contracts set forth on Schedule 1.1 and outstanding on the Closing Date, (iii) obligations of the Company or any of its Subsidiaries in respect of Hedging Contracts provided by a Lender or a Multi-Currency Lender, any affiliate of a Lender or a Multi-Currency Lender or any other Person reasonably acceptable to the Administrative Agent or the Multi-Currency Administrative Agent, as applicable, as the administrative agent for those Secured Parties whose Collateral will secure such Designated Eligible Obligations on a first priority basis after the Closing Date, in each case, to the extent such obligations are permitted under this Agreement, and (iv) obligations of the Company or any of its Subsidiaries in respect of treasury, depository, overdraft and other cash management arrangements maintained with any Lender or Multi-Currency Lender, any Affiliate of a Lender or Multi-Currency Lender or any other Person reasonably acceptable to the Administrative Agent or the Multi-Currency Administrative Agent, as applicable, as the administrative agent for those Secured Parties whose Collateral will secure such Designated Eligible Obligations on a first priority basis after the Closing Date, in each case, the holders of which Indebtedness or their representatives have received a copy of the Intercreditor Agreement and the Pledge and Security Agreement from the Company, prior to, or concurrently with, such designation.

“Disposition Asset” shall mean any asset, brand or Subsidiary listed on Schedule 11.6; provided, however, that any such asset, brand or Subsidiary listed on Schedule 11.6 shall cease to constitute a “Disposition Asset” from and after the date upon which the Company notifies the Administrative Agent in writing that such asset, brand or Subsidiary is to cease to constitute a “Disposition Asset”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of a state within the United States or the District of Columbia.

“EBITDA” shall mean, for any period, the amount equal to:

(a)  Consolidated Net Income for such period;

(b)  plus (to the extent deducted in the determination of Consolidated Net Income and without duplication) the sum of (i) tax expense on account of such period, (ii) Interest Expense (including, without limitation, fees, commissions and other charges associated with standby letters of credit and other financing charges) for such period, (iii) depreciation and amortization expense for such period, (iv) any losses in respect of currency fluctuations for such period, (v) any losses in respect of equity earnings for such period, (vi) non-cash write-offs in respect of unamortized debt issuance costs, (vii) other non-cash charges (excluding, however, any non-cash charge which requires an accrual of, or a reserve for, cash disbursements at any time or could reasonably be expected to become a cash disbursement at any time), (viii) non-cash charges taken by the Company in respect of the issuance of Stock, Stock Equivalents or stock appreciation rights of Revlon based on compensation to directors or employees of the Company or its Subsidiaries for compensation or for repricing of outstanding stock options of such directors or employees, (ix) any losses from the Specified Dispositions, (x) any losses from asset sales outside of the ordinary course of business permitted to be consummated under this Agreement, (xi) non-cash goodwill or asset impairment charges for any period after December 31, 2003, (xii) any losses resulting from the satisfaction of Indebtedness prior to the maturity thereof in connection with the consummation of the transactions contemplated (A) under this Agreement, (B) to occur on the Closing Date and (C) any refinancing of Indebtedness permitted under this Agreement, (xiii) non-recurring restructuring charges in an aggregate amount not to exceed $10,000,000 since July 9, 2004 (specifically identified and itemized by the Company at the time taken, whether or not characterized as a restructuring charge in accordance with GAAP), (xiv) amortization or writeoff of fees, charges and other expenses incurred in connection with any proposed refinancing of Indebtedness that is not consummated, (xv) non-recurring restructuring charges recorded in the fiscal quarters ending September 30, 2005, December 31, 2005 and March 31, 2006 (specifically identified and itemized by the Company at the time taken, whether or not characterized as a restructuring charge in accordance with GAAP) in an aggregate amount not to exceed the lesser of (A) $50,000,000 and (B) the cumulative one-time charges associated with the restructuring announced by the Company on February 1, 2006 and the non-recurring costs in the fiscal quarters ending September 30, 2005 and December 31, 2005 associated with the launch of the Company’s Vital Radiance brand and the re-launch of the Almay brand, (xvi) non-recurring restructuring charges and returns charges in an aggregate amount with respect to all charges under this clause (xvi) not to exceed $25,000,000 since July 9, 2004 in respect of organizational realignments and related costs and returns costs due to retail space reconfigurations and/or product discontinuances (specifically identified and itemized by the Company at the time taken, whether or not characterized as a non-recurring or restructuring charge in accordance with GAAP), (xvii) non-recurring restructuring charges, asset impairment charges, inventory write-offs and returns costs, plus in each case related charges, in an aggregate amount with respect to all charges under this clause (xvii) not to exceed the lesser of (A) $75,000,000 and (B) the actual amount of such charges in connection with the organizational changes announced by the Company on September 18, 2006, the restructuring announced by the Company on September 25, 2006 and retail space reconfigurations and/or product discontinuances associated with the discontinuation of the Company’s Vital Radiance brand announced by the Company on September 25, 2006 (in each case, specifically identified and itemized by the Company at the time taken, whether or not characterized as a non-recurring or restructuring charge in accordance with GAAP), (xviii) non-recurring restructuring charges in an aggregate amount not to exceed $20,000,000 during the term of this Agreement (specifically identified and itemized by the Company at the time taken, whether or not characterized as a restructuring charge in accordance with GAAP), (xix) customary costs, fees and expenses (including prepayment premiums) incurred in connection with any financing or refinancing transaction entered into by the Company or any of its Subsidiaries on or after the date hereof, including, without limitation, in connection with Amendment No. 4 to the Existing Credit Agreement, this Agreement, the Refinancing and any equity financing, and (xx) for purposes of determining compliance with Section 11.1 only, the Cure Amount, if any, received by the Company for such period and permitted to be included in EBITDA pursuant to Section 12.2;

(c)  minus (to the extent included in the determination of Consolidated Net Income and without duplication) the sum of (i) interest income for such period, (ii) extraordinary gains for such period, (iii) any gains in respect of currency fluctuations for such period, (iv) any gains in respect of equity earnings for such period, (v) any gains from Specified Dispositions, and (vi) any gains from asset sales outside of the ordinary course of business;

provided, however, that, for purposes of the calculation of the Senior Secured Leverage Ratio, (x) the EBITDA of any Person acquired, or the EBITDA attributable to any assets acquired, by the Company or any of its Subsidiaries during the relevant calculation period shall be included, on a pro forma basis, in the EBITDA of the Company as if such Person or such assets had been acquired on the first day of the calculation period and (y) the amount of reasonably identifiable and factually supportable cost savings and synergies projected by the Company in good faith to be realized in connection with the acquisition of any Person or assets referred to in clause (x) above as a result of specified actions taken within 12 months of the date such acquisition is consummated, net of the amount of actual benefits realized during such period from such actions, as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent, shall be included in the EBITDA of the Company on a pro forma basis as though such cost savings and synergies had been realized on the first day of the calculation period.

“Eligible Assignee” shall mean (a) a Lender or an Affiliate or Related Fund of any Lender, (b) a commercial bank having total assets whose Equivalent in Dollars exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Equivalent in Dollars exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Company) or (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a net worth, determined in accordance with GAAP, whose Equivalent in Dollars exceeds $250,000,000.

“Eligible Insurer” shall mean an insurance company which (a) is rated at least “A” by A.M. Best Company, (b) has an equivalent rating from another rating agency of internationally recognized standing or (c) otherwise is reasonably acceptable to the Administrative Agent.

“Entitlement Holder” shall have the meaning assigned to such term in the UCC.

“Entitlement Order” shall have the meaning assigned to such term in the UCC.

“Environmental Laws” shall mean any and all federal, national, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority within or outside of the United States regulating, relating to or imposing liability or standards of conduct concerning any hazardous or deleterious materials or the protection of the environment, natural resources or human health and safety as it relates to environmental protection, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. § 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended by the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613), the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300F et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq. (but only to the extent it regulates occupational exposure to Hazardous Materials), together, in each case, with each amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions therefor.

“Environmental Liabilities and Costs” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, permit, approval, authorization, license, variance, permission, order or agreement with or required from any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Equity Offering” shall mean each sale, transfer, issuance or other disposition (whether public or private) by the Company or any Affiliate thereof of all or any portion of the Stock or Stock Equivalents of Revlon or any of its Subsidiaries (other than a Subsidiary of the Company); provided, however, that “Equity Offering” shall not include any sale, transfer, issuance or other disposition of Stock or Stock Equivalents of the Company to Revlon so long as any proceeds of such sale, transfer, issuance or other distribution are received by the Company.

“Equivalent” shall mean, at any date with respect to:

(a)  an amount of a currency other than Dollars, the amount of Dollars into which such amount of such other currency could be converted at the spot exchange rate quoted in The Wall Street Journal on such day (or, if such currency is not quoted in The Wall Street Journal on such day, such other source as shall be reasonably selected by the Administrative Agent); and

(b)  an amount of Dollars, the amount of a particular currency into which such amount of Dollars could be converted at the spot exchange rate quoted in The Wall Street Journal on such day (or, if such currency is not quoted in The Wall Street Journal on such day, such other source as shall be reasonably selected by the Administrative Agent).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements” with respect to any Interest Period for any Eurodollar Loan shall mean the aggregate of the rates (expressed as a decimal) of reserve requirements current on the date two Working Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) required to be maintained by a member bank of such System.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or such other page of the Telerate as is customary for Eurodollar deposits in Dollars) as of 11:00 A.M. (London time) two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 (or equivalent page) of the Telerate screen, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M. (London time), two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loan” shall mean each Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Rate” with respect to each Eurodollar Loan for each Interest Period shall mean the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                   Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default” shall mean any of the events specified in Section 12.1; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow” shall mean, for the Company for any period, (a) EBITDA of the Company for such period plus (b) the excess, if any, of the Working Capital of the Company at the beginning of such period over the Working Capital of the Company at the end of such period minus (c) the sum of (without duplication) (i) scheduled, mandatory and optional cash principal payments on the Loans and Multi-Currency Loans during such period (but only, in the case of payment in respect of revolving loans, to the extent that the applicable revolving commitments are permanently reduced by the amount of such payments), (ii) scheduled and mandatory cash interest and fee payments on the Loans and other Indebtedness of the Company and its Subsidiaries during such period, (iii) Capital Expenditures made by the Company or any of its Subsidiaries during such period to the extent permitted by this Agreement, (iv) cash tax payments, (v) any cash payments made against prior restructuring and growth plan charges in an amount not to exceed the Company’s current reserves for such charges, (vi) the excess, if any, of the Working Capital of the Company at the end of such period over the Working Capital of the Company at the beginning of such period and (vii) fees, charges and other expenses (including prepayment premiums but not interest or principal) in connection with repurchasing, redeeming, defeasing or refinancing Indebtedness permitted to be refinanced, redeemed, defeased or refinanced under this Agreement.

“Existing Credit Agreement” shall mean (i) the Credit Agreement, dated as of July 9, 2004 among the Company and the other borrowers party thereto, the lenders and issuing lenders party thereto, the Term Loan Administrative Agent (as defined therein), the Multi-Currency Administrative Agent and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time prior to, on or after the date hereof and (ii) if there is a refinancing of the Multi-Currency Facility in accordance with Section 11.2(q), the agreement providing for such refinancing Indebtedness, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Credit Agreement Cure Amount” means the “Cure Amount” under and as defined in the Existing Credit Agreement.

“Existing Senior Notes” shall mean the notes in an aggregate principal amount not to exceed $390,000,000 issued by the Company pursuant to the Senior Notes Indenture, as such Senior Notes may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Federal Funds Effective Rate” for any day shall mean the interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Asset” shall have the meaning assigned to such term in the UCC.

“Foreign Subsidiary” shall mean any Subsidiary of the Company which is not a Domestic Subsidiary.

“Fully Satisfied” or “Full Satisfaction” shall mean, as of any date, with respect to the Payment Obligations, that, on or before such date, (a) the principal of and interest accrued to the date on such Payment Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constituted Payment Obligations shall have been paid in full in cash, and (c) the Term Loan Commitments shall have expired or irrevocably been terminated; provided, however, that, on such date, none of the applicable Agents or Lenders shall have made any claims in respect of such Payment Obligations against the Company or any Guarantor under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of such Agent and such Lender to secure such claim.

“Fund” shall mean any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2003, except that, with respect to the presentation of financial statements required to be furnished hereunder, GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangible” shall have the meaning assigned to such term in the UCC.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States or foreign) and the National Association of Insurance Commissioners.

“Guarantors” shall mean the collective reference to the guarantors party to the Guaranty; individually, a “Guarantor”.

“Guaranty” shall mean the Guaranty, substantially in the form of Exhibit E, executed by the Guarantors, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any materials, wastes, or substances, defined, characterized or regulated as hazardous, toxic, pollutant, contaminant, radioactive or words of similar meaning in or under any Environmental Law, including without limitation asbestos, Petroleum Products and material exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

“Hedging Contracts” shall mean all Interest Rate Agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices and other financial hedge contracts (including, without limitation, equity hedge contracts).

“Incremental Term Loans” shall have the meaning specified in Section 2.6.

“Indebtedness” of a Person shall mean (a) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (b) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (i) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (ii) customarily or actually is evidenced by a note or similar written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person), (c) Capital Lease Obligations, (d) obligations of such Person arising under acceptance facilities, (e) the undrawn face amount of, and unpaid reimbursement obligations and other amounts owing in respect of, all letters of credit issued for the account of such Person, (f) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (g) all obligations of such Person upon which interest charges are customarily paid, (h) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (j) all executory obligations of such Person in respect of Hedging Contracts, (k) all

Indebtedness of the types referred to in clauses (a) through (j) above which is guaranteed directly or indirectly by such Person and (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

“Indentures” shall mean the collective reference to (a) the Subordinated Notes Indenture, (b) the Senior Notes Indenture and (c) each instrument, document and agreement delivered in connection therewith, as each of the foregoing may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall pertain to a condition of Insolvency.

“Intellectual Property” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 20, 2006, among the Loan Parties, the Administrative Agent, the Multi-Currency Administrative Agent and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Intercompany Investment” shall have the meaning assigned to such term in Section 11.8(j).

“Interest Expense” shall mean, for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Company and its Subsidiaries for such period.

“Interest Payment Date” shall mean:

(a)  as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such Alternate Base Rate Loan is made or Eurodollar Loans are converted to Alternate Base Rate Loans;

(b)  as to any Eurodollar Loan with an Interest Period of three months or less, the last day of the Interest Period with respect thereto;

(c)  as to any Eurodollar Loan with an Interest Period of more than three months, the last day of each March, June, September and December occurring during such Interest Period, commencing on the first such day to occur after the commencement of such Interest Period, and the last day of such Interest Period;

(d)  as to any Loan, the date of any repayment or prepayment made in respect thereof; and

(e)  in any event, the Term Loan Termination Date.

“Interest Period” shall mean, (a) initially, with respect to any Eurodollar Loan, the period commencing on the borrowing date or the initial date of conversion with respect to such Loan and ending one, two, three or six months or, if available to all applicable Lenders, nine or twelve months thereafter as selected by the relevant Company in a notice of borrowing or conversion, as the case may be, as provided herein and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending one, two, three or six months or, if available to all applicable Lenders, nine or twelve months thereafter, in any such case as selected by the relevant Company in accordance with the provisions of Section 7.7; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)  any Interest Period relating to a Eurodollar Loan would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)  no Interest Period relating to any Loan shall be selected that would extend beyond the Term Loan Termination Date; and

(iii)  if any Interest Period relating to a Eurodollar Loan begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Working Day of a calendar month.

“Interest Rate Agreement” shall mean any interest rate swap, option, cap, collar or insurance or any other agreement or arrangement with any Lender or Multi-Currency Lender (or any affiliate thereof) or any other bank or financial institution which is designed to manage exposure to fluctuations in interest rates (including without limitation any such agreement or arrangement providing for swaps of fixed rates to floating rates), and any renewals thereof or substitutions therefor.

“Investment” shall mean, with respect to the Company and its Subsidiaries:

(a)  the purchase of all or substantially all of the assets or stock of one or more Persons, or of assets which comprise any business unit of any such Persons, or of assets, stock, bonds, notes, debentures or other securities of any Permitted Joint Venture;

(b)  the making of any advances, loans, extensions of credit or capital contributions to, or of any other investments (including, without limitation, the payment of management fees and other Restricted Payments) in, Permitted Joint Ventures; or

(c)  the incurrence of any Contingent Obligation in the nature of a guarantee of Indebtedness of any Permitted Joint Venture.

“Investment Consideration” shall mean, with respect to any Investment in any Person or Permitted Joint Venture, the sum (without duplication) of:

(a)  the aggregate of the purchase prices paid by the Company and its Subsidiaries for such Investment;

(b)  the aggregate amount of the Indebtedness of such Persons or Permitted Joint Ventures, as the case may be, paid or assumed by the Company and its Subsidiaries in connection with such Investment;

(c)  except in the case of Investments in Permitted Joint Ventures, the aggregate amount of Indebtedness for which such Person remains liable following such Investment; and

(d)  in the case of Investments in Permitted Joint Ventures, (i) the aggregate of the amount invested in such Investments (net of any loans or extensions of credit to the extent that they have been repaid and net of any contributions of Surplus Assets) in such Permitted Joint Ventures made by the Company and its Subsidiaries and (ii) the aggregate amount of Contingent Obligations of the Company and its Subsidiaries then outstanding on account of Indebtedness of such Permitted Joint Ventures.

“Land” of any Person shall mean all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent financial statements delivered in accordance with Section 10.1) by such Person.

“Lender” shall mean each bank or other financial institution from time to time party hereto which holds a Term Loan Commitment or a Term Loan; collectively, the “Lenders”.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement, (b) any financing lease having substantially the same economic effect as any of the foregoing, (c) the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than, in the case of capital stock of an issuer other than any Subsidiary of the Company, pursuant to normal settlement terms)).

“Loan” shall mean a Term Loan.

“Loan Documents” shall mean this Agreement, the Notes, the Affiliate Subordination Letters, the Security Documents and each certificate, agreement or document executed by a Loan Party and delivered to any Agent or any Lender in connection with or pursuant to any of the foregoing; each, a “Loan Document”.

“Loan Party” shall mean the Company and each Guarantor.

“M&F” shall mean MacAndrews & Forbes Inc., a Delaware corporation, formerly known as MacAndrews & Forbes Holdings Inc.

“M&F Consolidated Line of Credit” shall mean the line of credit in an aggregate amount of $87,000,000 provided under the Senior Unsecured Line of Credit Agreement, dated as of July 9, 2004, between the Company and M&F, as amended through the date hereof and as the same may be amended, increased, supplemented or otherwise modified from time to time to the extent permitted by Sections 11.2(i) and 11.9.

“M&F Investment Agreement” shall mean the Investment Agreement, dated February 20, 2004, between Revlon and M&FH, as amended through the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“M&F Lender” shall mean M&F, and/or an Affiliate thereof (other than REV Holdings), that provides financing to the Company pursuant to the M&F Loans.

“M&F Loans” shall mean the collective reference to the M&F Consolidated Line of Credit and any other Indebtedness permitted to be incurred under Section 11.2(i).

“M&FG” shall mean MacAndrews & Forbes Group, Incorporated, a Delaware corporation.

“M&FH” shall mean MacAndrews & Forbes Holdings Inc., a Delaware corporation, formerly known as Mafco Holdings Inc.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of (A) Revlon or (B) the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and its Subsidiaries taken as a whole to perform the obligations of the Company under the Loan Documents or (iii) the rights and remedies available to any Agent and/or the Lenders under any Loan Document.

“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage Supporting Documents” shall mean, with respect to a Mortgage for a parcel of Real Property, each the following:

(a) (i) evidence in form and substance reasonably satisfactory to the Designated Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable second priority Lien on property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Customary Permitted Liens (B) Liens securing the Multi-Currency Payment Obligations and Designated Eligible Obligations as provided for in the Intercreditor Agreement and (C) such other Liens as the Designated Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Designated Administrative Agent;

(b) (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Designated Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Designated Administrative

Agent, which shall (A) be in an amount not less than 125% of Mortgage Value of such parcel of Real Property, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid second priority Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens, Liens securing the Multi-Currency Payment Obligations and Designated Eligible Obligations as provided for in the Intercreditor Agreement and such Liens, defects and encumbrances as may be approved by the Designated Administrative Agent, (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Designated Administrative Agent), (F) contain a waiver of creditors’ rights, a comprehensive lender’s endorsement and such other endorsements as the Designated Administrative Agent shall reasonably require (including, but not limited to a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Designated Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Designated Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies), in each case in form and substance reasonably satisfactory to the Designated Administrative Agent;

(c)  maps or plats of an as-built survey of such parcel of Real Property certified to and received by (in a manner reasonably satisfactory to each of them) the Designated Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage, dated a date reasonably satisfactory to the Designated Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Designated Administrative Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in form and substance reasonably satisfactory to the Designated Administrative Agent;

(d)  evidence in form and substance reasonably satisfactory to the Designated Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage recording taxes, if any, in connection with the Mortgage have been paid;

(e)  a Phase I environmental report with respect to such parcel of Real Property, in form and substance reasonably satisfactory to the Designated Administrative Agent; and

(f)  such other agreements, documents and instruments in form and substance reasonably satisfactory to the Designated Administrative Agent as the Designated Administrative Agent reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Customary Permitted Liens, (B) Liens securing the Multi-Currency Payment Obligations and Designated Eligible Obligations as provided for in the Intercreditor Agreement and (C) such other Liens as the Designated Administrative Agent may reasonably approve.

“Mortgage Value” shall mean, with respect to any parcel of Real Property, the lesser of (a) the Equivalent in Dollars of the maximum stated amount secured by the Lien on such parcel of Real Property granted in favor of the Collateral Agent pursuant to the relevant Mortgage and (b) the Equivalent in Dollars of the value of such parcel of Real Property set forth in the most recent appraisal delivered with respect thereto to the Designated Administrative Agent.

“Mortgaged Properties” shall mean the real property and improvements encumbered by the Mortgages.

“Mortgagee’s Title Insurance Policy” shall have the meaning specified in the definition of Mortgage Supporting Documents.

“Mortgages” shall mean the collective reference to the Oxford Mortgage and any fee mortgage or the deed of trust, as the case may be, to be made pursuant to Sections 9.1(d) or 10.15 by the fee owner of the Mortgaged Properties, in substantially the form of Exhibit G, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; individually, a “Mortgage”.

“Multi-Currency Administrative Agent” shall mean the “Multi-Currency Administrative Agent” (as defined under the Existing Credit Agreement).

“Multi-Currency Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Multi-Currency Lenders” shall mean the “Multi-Currency Lenders” under and as defined in the Existing Credit Agreement.

“Multi-Currency Loans” shall have the meaning assigned to such term in the Existing Credit Agreement.

“Multi-Currency Payment Obligations” shall mean the “Payment Obligations” as defined under the Existing Credit Agreement.

“Multiemployer Plan” shall mean a Plan (other than a welfare plan as defined in Section 3(1) of ERISA) which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” shall mean, with respect to any Net Proceeds Event of any Person, (a) the gross cash consideration, and all cash proceeds of non-cash consideration (including, without limitation, any such cash proceeds in the nature of principal and interest payments on account of promissory notes or similar obligations), received by such Person in connection with such Net Proceeds Event, minus (b) the sum, without duplication, of:

(i)  any taxes which are paid, actually currently payable or estimated in good faith by the Company to become payable to any state, local or foreign taxing authority and are directly attributable to such Net Proceeds Event;

(ii)  any federal taxes which are directly attributable to any Net Proceeds Event of such Person or any of its Subsidiaries;

(iii)  the amount of fees and commissions (including reasonable investment banking fees), legal, title and recording tax expenses and other costs and expenses directly incident to such Net Proceeds Event which are paid or payable by such Person and its Subsidiaries, other than fees and commissions (including, without limitation, management consulting and financial services fees) paid or payable to Affiliates of such Person (or officers or employees of such Person or any Affiliate of such Person); and

(iv)  the amount of liabilities (other than intercompany liabilities or liabilities owing to any Affiliate of such Person), if any, which are required to be repaid at the time or as a result of such Net Proceeds Event out of the proceeds thereof.

“Net Proceeds Event” shall mean:

(a)  the incurrence by Revlon, the Company or any of the Company’s Subsidiaries of any Indebtedness for borrowed money (other than Indebtedness permitted pursuant to Section 11.2); and

(b)  with respect to the Company and any Subsidiary Guarantor, the sale, lease, transfer (by merger or otherwise) or other disposition (including as a result of a Property Loss Event but other than (i) in the ordinary course of business, and (ii) in respect of intellectual property licenses entered into in the ordinary course of business) by the Company or such Subsidiary Guarantor of any interest in any real or personal, tangible or intangible, property (including, without limitation, the Stock or Stock Equivalents of any Subsidiary of the Company) of the Company or such Subsidiary Guarantor to any Person (other than to the Company or any of its Subsidiaries or any Permitted Joint Venture pursuant to Section 11.6(c), (e) or (g)).

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 7.12(a).

“Non-Voting Stock” shall have the meaning assigned to such term in Section 10.11(b).

“Note” shall mean any Term Loan Note.

“Notice of Actionable Default” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning assigned to such term in Section 7.7(a).

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 10.2(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Oxford Mortgage” shall mean the Mortgage in favor of the Collateral Agent, for the benefit of the Term Loan Secured Parties (as defined in the Pledge and Security Agreement), on the Real Property owned by the Company which is located in Oxford, North Carolina, as amended, supplemented or otherwise modified from time to time.

“Parent” shall have the meaning assigned to such term in Section 10.8.

“Patent” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Payment Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company to the Administrative Agent, or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, reasonable and documented costs, reasonable and documented expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender that are required to be paid by the Company pursuant hereto) or otherwise.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean the purchase by the Company or any of its Subsidiaries of all or substantially all of the assets or all of the stock (other than directors’ qualifying shares) of one or more Persons, or of all or substantially all of the assets which comprise any business unit of any such person, if such purchase or acquisition complies with the following criteria:

(a)  no Default or Event of Default shall be in effect prior to or after giving effect to such purchase, and the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company to such effect;

(b)  after giving effect to the consummation of such purchase and to the incurrence of any Indebtedness associated therewith, the Company shall be in pro forma compliance with Section 11.1, and the Company shall have delivered to the Administrative Agent such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance;

(c)  the Person or business unit purchased shall be in business of the same general type as conducted on the Closing Date by the Company and its Subsidiaries;

(d)  any Person whose stock is directly or indirectly purchased shall be, after giving effect to such purchase, a direct or an indirect wholly-owned subsidiary of the Company; and

(e)  the aggregate fair market value of the consideration paid by the Company and its Subsidiaries (including any assumption of Indebtedness in connection with all such purchases, but excluding any such consideration paid with the proceeds of, or Stock or Stock Equivalents issued pursuant to, an Equity Offering or any M&F Loans and reduced by an amount equal to the Net Proceeds received by the Company and its Subsidiaries from any Net Proceeds Event on account of any Resale Transaction with respect to any Permitted Acquisition) for all such purchases on and after the date hereof shall not exceed $100,000,000.

“Permitted Cure Security” means equity securities of the Company issued to Revlon (a) having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six months after the Term Loan Maturity Date and (b) that are not convertible into or exchangeable for (i) debt securities or (ii) any equity securities that have mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six months after the Term Loan Maturity Date and, in each case, upon which any required dividends or distributions shall be payable in additional shares of such security only.

“Permitted Intercompany Transfers” shall mean any:

(i)  merger or consolidation of any Subsidiary of the Company with or into the Company; provided, however, that the Company shall be the continuing or surviving corporation;

(ii)  merger or consolidation of any Subsidiary of the Company with or into any one or more wholly-owned Subsidiaries of the Company (or to any Person which, after giving effect to such merger or consolidation and to any other concurrent merger or consolidation involving the Company or any of its Subsidiaries that is permitted under Section 11.5, is a wholly-owned Subsidiary of the Company); provided, however, that if such merger or consolidation involves a Subsidiary Guarantor and a Subsidiary of the Company that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation or, if such Subsidiary Guarantor shall not be the continuing or surviving corporation, the continuing or surviving corporation shall become a Subsidiary Guarantor (prior to or concurrently with the consummation of such merger or consolidation);

(iii)  (A) any liquidation and distribution by any Subsidiary of the Company of its assets to the Company or to any one or more Subsidiary Guarantors (or to any Person which, simultaneously with such transaction and after giving effect to such liquidation and distribution and to any other concurrent liquidation and distribution involving any of the Company’s Subsidiaries that is permitted under Section 11.5, shall become a Subsidiary Guarantor and the Company shall comply with Sections 10.10, 10.11 and 10.12 to the extent required thereby) or, if such Subsidiary is not a Subsidiary Guarantor, to any one or more wholly-owned Subsidiaries of the Company or (B) any liquidation and distribution by any Subsidiary of the Company that is not a Subsidiary Guarantor to any wholly-owned Subsidiary of the Company that is not a Subsidiary Guarantor;

(iv)  any sale, lease, assignment, transfer or any other disposition by the Company of, in one transaction or a series of related transactions, all or any part of its business or assets to any Subsidiary Guarantor;

(v)  any sale, lease, assignment, transfer or any other disposition by any Subsidiary of, in one transaction or a series of related transactions, all or any part of its business or assets to the Company or, if such Subsidiary is a Subsidiary Guarantor, to any Subsidiary Guarantor or, if such Subsidiary is not a Subsidiary Guarantor, to any other wholly-owned Subsidiary of the Company; or

(vi)  the sale, lease, assignment, transfer or other disposal by the Company or any of its Subsidiaries of any Disposition Assets (including, without limitation, capital stock constituting Disposition Assets) to the Company or any of its Subsidiaries or the merger or consolidation or liquidation with or into the Company or any of its Subsidiaries of any Subsidiary of the Company listed on Schedule 8.13(b) as being scheduled for dissolution or liquidation; provided, however, that the Company or a Subsidiary not listed on Schedule 8.13(b) as being scheduled for dissolution or liquidation shall be the ultimate continuing or surviving corporation;

provided, however, that, after giving effect to any such Permitted Intercompany Transfer, the Collateral Agent shall maintain a security interest in any property so transferred in which it had a security interest prior to such Permitted Intercompany Transfer with the same priority as prior to such Permitted Intercompany Transfer.

“Permitted Joint Venture” shall mean a joint venture arrangement (whether structured as a corporation, partnership or other contractual relationship) between the Company or any of its Subsidiaries, on the one hand, and a third party that is not directly or indirectly controlled by Ronald O. Perelman, on the other hand, the primary business of which joint venture is the development, manufacture, distribution and/or sale (including marketing and advertising) of products relating to the beauty, skin care, fragrance and/or personal care businesses or otherwise derived from the proprietary intellectual property of the Company and its Subsidiaries (or of holding properties incidental to such businesses).

“Permitted M&F Loan Amount” shall have the meaning assigned to such term in Section 11.2(i).

“Permitted Third Lien Financing” shall mean third lien Indebtedness of the Company or any Subsidiary that (a) shall have a third lien on the Multi-Currency Collateral, junior to the Liens securing the Multi-Currency Payment Obligations and the Liens securing the Payment Obligations, (b) shall have a third lien on the Term Loan Collateral, junior to the Liens securing the Payment Obligations and the Liens securing the Multi-Currency Payment Obligations, (c) is subject to an intercreditor agreement on terms satisfactory to the Multi-Currency Administrative Agent and the Administrative Agent, (d) is on terms, taken as a whole, that are not more restrictive to the Company or any Subsidiary than this Agreement or the Existing Credit Agreement (other than the interest rate and fees applicable to such refinancing Indebtedness, which shall not be less favorable to the obligor than it would obtain in an arm’s length transaction with a Person that is not an Affiliate thereof and shall reflect the prevailing market conditions at the time of such refinancing); provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (e) has a final maturity date no earlier than six months after the Term Loan Maturity Date, and (f) has a principal amount not to exceed the principal amount of the Subordinated Notes refinanced thereby together with any premium actually paid thereon and reasonable costs and expenses (including underwriting discounts) incurred in connection with such refinancing; provided, however, that after giving pro forma effect to such Permitted Third Lien Financing, as of the date of the most recent financial statements delivered pursuant to Section 10.1, the Company’s Senior Secured Leverage Ratio shall be less than 3.25 to 1.0.

“Person” shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Petroleum Products” shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products, including crude oil or any fraction thereof.

“Plan” shall mean at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan was terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement, substantially in the form of Exhibit F, executed by the Company and each other Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Debt Instruments” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Pledged Stock” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Potential Withdrawal Liability” shall have the meaning assigned to such term in Section 8.8.

“Prepayment Fee” shall mean, with respect to any prepayment of the Term Loans (whether optional or mandatory) pursuant to Section 7.2, Section 7.3 (except any prepayment required under Section 7.3(a)) or Section 14.1(c) during any period set forth below, a fee equal to the percentage of the aggregate principal amount of such prepayment set forth opposite such period:

Prepayment Date	Prepayment Fee
On or prior to the first anniversary of the Closing Date	3.00%

Prepayment Date	Prepayment Fee
After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date	2.00%
After the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date	1.00%
After the third anniversary of the Closing Date	None

“Prior Tax Sharing Agreement” shall mean the Tax Sharing Agreement entered into as of June 24, 1992, as amended and restated, among the Company and certain of its Subsidiaries, Revlon, Revlon Holdings and M&FH.

“Proceeds” shall have the meaning assigned to such term in the UCC.

“Property Loss Event” shall mean (a) any loss of or damage to property of the Company or any of its Subsidiaries or (b) any taking of property of the Company or any of its Subsidiaries.

“Real Property” of any Person shall mean the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Refinancing” shall mean the refinancing of the term loan facility under the Existing Credit Agreement with the proceeds of the Loans on the Closing Date.

“Register” shall have the meaning assigned to such term in Section 14.6(c).

“Related Fund” shall mean any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Release” shall mean, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Remedial Action” shall mean all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” at any date shall mean the Lenders having more than 50% of the Aggregate Term Loan Commitment then in effect or, after the Closing Date, 50% of the principal amount of all Term Loans then outstanding.

“Requirement of Law” for any Person shall mean the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Resale Transaction” shall mean the sale, transfer or other disposition by the Company or any of its Subsidiaries of any asset acquired by it after the date hereof pursuant to an Investment or Permitted Acquisition; provided, however, that, within 180 days following the consummation of such Investment or Permitted Acquisition, the Administrative Agent receives written notice from the Company identifying such asset (with reasonable specificity) and stating that such asset is being held for disposition in a Resale Transaction.

“Responsible Officer” shall mean any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or Vice President, Finance and Treasury of the relevant Person.

“Restricted Payment” shall mean (a) any payment by the Company of a dividend (other than a dividend payable solely in common stock of the Company) or distribution on, or any payment by the Company or any of its Subsidiaries on account of the purchase, redemption or retirement of, or any other distribution on, any Stock or Stock Equivalents of the Company (including any such payment or distribution in cash or in property or obligations of the Company or any of its Subsidiaries), (b) any loan or advance, or the making of any other investment, by the Company or any of its Subsidiaries to or in any Affiliate of the Company, (c) the payment by the Company or any of its Subsidiaries of any management or administrative fee (including, without limitation, any management consulting and financial services fees) to any Affiliate of the Company or of any salary, bonus or other form of compensation (other than in the ordinary course of business) to any Person who is a significant stockholder or principal officer of any Affiliate of the Company, or (d) any payment by the Company or any of its Subsidiaries to any Affiliate of the Company pursuant to the Prior Tax Sharing Agreement or (e) any payment by the Company or any of its Subsidiaries of principal or interest in respect of amounts from time to time outstanding under any Capital Contribution Note; provided, however, that any amounts paid from time to time to Revlon (including, without limitation, payments to Revlon pursuant to the Company Tax Sharing Agreement) to finance the actual payment by Revlon of expenses and obligations incurred by Revlon to Persons other than Affiliates of Revlon (or officers or employees of any such Affiliate) shall not be “Restricted Payments” to the extent that such expenses and obligations, if they had been incurred by the Company, would not have been prohibited hereunder and were incurred by Revlon without violating the provisions of Section 12.1(p).

“REV Holdings” shall mean REV Holdings LLC, a Delaware limited liability company.

“Revlon” shall mean Revlon, Inc., a Delaware corporation and the immediate Parent of the Company.

“Revlon Holdings” shall mean Revlon Holdings LLC, a Delaware limited liability company.

“ROP” shall have the meaning assigned to such term in Section 12.1(g).

“RPH” shall mean Revlon Professional Holding Company LLC, a Delaware limited liability company.

“S&P” shall mean Standard & Poor’s Rating Services (and any successor thereto).

“Secured Obligations” shall mean, collectively (i) in the case of the Company, the Multi-Currency Payment Obligations and the Payment Obligations of the Company, (ii) in the case of each Loan Party, the obligations of each Loan Party under (A) the Loan Documents to which it is a party and (B) the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party and (iii) the Designated Eligible Obligations.

“Secured Parties” shall mean, collectively, the Lenders, the Administrative Agent, the Multi-Currency Lenders, the Multi-Currency Administrative Agent, the Collateral Agent and any other holder of any Secured Obligation.

“Securities Account” shall have the meaning assigned to such term in the UCC.

“Securities Account Control Agreement” shall have the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” shall have the meaning assigned to such term in the UCC.

“Security Documents” shall mean the Intercreditor Agreement, the Guaranty, the Pledge and Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a security interest in any asset or assets of any Loan Party to secure the Payment Obligations of the Company hereunder, under the Notes and any other Secured Obligations, or to secure any guarantee of any such Payment Obligations and other Secured Obligations (and including (a) the Term Loan Debenture between the Company, Charles of the Ritz Group Ltd., Charles Revson Inc.

and Revlon International Corporation (UK Branch), as Chargors, and the Collateral Agent, (b) the Share Charge Agreement between Revlon International Corporation and the Collateral Agent, (c) the Share Charge Agreement between the Company and the Collateral Agent, (d) the Share Pledge Agreement between Revlon International Corporation and the Collateral Agent and (e) the Trademark Security Agreement among the Company, Charles of the Ritz Group Ltd., Charles Revson Inc. and the Collateral Agent, as each may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Senior Notes Indenture” shall mean the collective reference to (a) the Indenture, dated as of March 16, 2005, between the Company and U.S. Bank Trust National Association, relating to the Existing Senior Notes and any additional notes issued hereafter thereunder and (b) each instrument, document and agreement delivered in connection therewith, as each of the foregoing has been amended and supplemented through the date hereof and may be further amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Senior Secured Debt” shall mean, at any date, (a) the aggregate principal amount of any secured Indebtedness of the Company and its Subsidiaries described in clauses (a), (b), (c), (d), (e) (to the extent of any reimbursement obligation that is unpaid) and (f) in the definition of “Indebtedness” at such date and all Indebtedness of the types referred to in this definition which is guaranteed directly or indirectly by the Company or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, other than (i) any Indebtedness, including letters of credit, secured solely by cash collateral to the extent permitted hereunder and (ii) the aggregate principal amount then outstanding of the Multi-Currency Payment Obligations, minus (b) the amount of all cash and Cash Equivalents that would, in conformity with GAAP, be included in “total current assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such time in excess of $20,000,000 (less (i) the aggregate principal amount then outstanding of the “Multi-Currency Loans” under and as defined in the Existing Credit Agreement and (ii) any amount that constitutes a Cure Amount or an Existing Credit Agreement Cure Amount).

“Senior Secured Leverage Ratio” shall mean, for any period, the amount equal to the ratio of (a) Senior Secured Debt on the last day of such period to (b) EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of such period.

“Significant Trademark” shall mean each Trademark of the Company and its Domestic Subsidiaries on the Closing Date and each other Trademark from time to time which, in either case, is of such a nature that the Company or its Subsidiaries in accordance with its ordinary business practice then in effect would file an application for trademark registration in the United States Patent and Trademark Office.

“Single Employer Plan” shall mean any Plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA.

“Specified Default” shall mean any Default by the Company and its Subsidiaries in the observance or performance of any covenant or agreement contained in Sections 10.10, 10.11, 10.12, 10.13 or 10.14.

“Specified Dispositions” shall mean the sale, transfer or other disposition of (a) the Stock of Subsidiaries constituting Disposition Assets, (b) assets of any Subsidiary constituting a Disposition Asset, (c) any assets (including, without limitation, Stock) directly relating to the brands constituting Disposition Assets and (d) any other asset which constitutes a Disposition Asset.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholders Agreement” shall mean the Stockholders Agreement dated February 20, 2004 by and between Revlon and Fidelity Management & Research Co., as amended through the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“Subordinated Notes” shall mean the notes in an aggregate principal amount not to exceed $327,078,000, issued by the Company pursuant to the Subordinated Notes Indenture, as such Subordinated Notes may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Subordinated Notes Indenture” shall mean the Indenture, dated as of February 1, 1998, between the Company and U.S. Bank Trust National Association (formerly known as First Trust National Association), relating to the 8-5/8% Senior Subordinated Notes of the Company, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Subsidiary” of any Person shall mean a corporation or other entity of which an aggregate of more than 50% of the shares of Stock or Stock Equivalents having ordinary voting power (irrespective of whether, at the time, such Stock or Stock Equivalents have or might have such power only by reason of the happening of a contingency) to elect the directors of such corporation, or other Persons performing similar functions for such entity, are owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person; provided, however, that, (a) unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, but shall exclude RPH, and (b) unless otherwise qualified, all references to a “wholly-owned Subsidiary” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company of which the Company directly or indirectly owns all of the capital stock or other equity interests (other than directors’ qualifying shares).

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Company.

“Surplus Assets” shall mean personal property of the Company and its Subsidiaries which has been used in the business of the Company and its Subsidiaries for not less than one year and which is sufficiently immaterial to the conduct of the business of the Company and its Subsidiaries that the contribution thereof to any Permitted Joint Venture would not result in the acquisition by the Company or any of its Subsidiaries of a substantially similar item of personal property during the period of one year following the date of such contribution.

“Syndication Agent” shall mean shall mean JPMorgan Chase Bank, N.A., in its capacity as Syndication Agent.

“Synthetic Purchase Agreement” shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Company or any of its Subsidiaries of any Stock or Stock Equivalents of the Company or any of its Subsidiaries or any Indebtedness referred to in Section 11.9 (other than in connection with any such payment which the Company or any of its Subsidiaries would be permitted to make pursuant to Section 11.7 or 11.9, as applicable) or (b) any payment (except as otherwise expressly permitted by Section 11.7 or 11.9), the amount of which is determined by reference to the price or value at any time of any such Stock, Stock Equivalents or Indebtedness; provided, however, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxable Lender” shall have the meaning assigned to such term in Section 7.12(e).

“Term Facility Increase” shall have the meaning specified in Section 2.6(a).

“Term Facility Increase Date” shall have the meaning specified in Section 2.6(a).

“Term Facility Increase Notice” shall mean a notice from the Company to the Administrative Agent requesting a Term Facility Increase, which may include any proposed term and condition for such proposed Term Facility Increase but shall include in any event the amount of such proposed Term Facility Increase.

“Term Loan” and “Term Loans” shall have the meanings assigned to such terms in Section 2.1.

“Term Loan Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Term Loan Commitment” of any Lender shall mean the obligation of such Lender to make Term Loans to the Company on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule II; collectively, as to all such Lenders, the “Term Loan Commitments”.

“Term Loan Facility” shall mean the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Maturity Date” shall mean January 15, 2012.

“Term Loan Note” shall mean a promissory note of the Company, substantially in the form of Exhibit A with appropriate insertions as to date and principal, payable to a Lender.

“Term Loan Termination Date” shall mean the earliest of (a) the Term Loan Maturity Date and (b) the date on which the Payment Obligations become due and payable pursuant to Section 12.1.

“Trademark” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Tranche” shall mean the collective reference to Eurodollar Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transferee” shall mean any Eligible Assignee, Special Purpose Vehicle and participant to which Sections 14.6(a), 14.6(f) and 14.6(g), respectively, apply.

“UCC” shall have the meaning specified in the Pledge and Security Agreement.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” shall mean any state of the United States of America and the District of Columbia.

“Unfunded Pension Amount” shall have the meaning assigned to such term in Section 8.8.

“Unpledged International Property” shall mean (a) the portion (if any) of the Stock of each first-tier Foreign Subsidiary of the Company or any Subsidiary Guarantor which is not pledged to the Collateral Agent pursuant to the Pledge and Security Agreement and (b) any patents, trademarks and copyrights of the Foreign Subsidiaries of the Company.

“Voting Stock” shall have the meaning assigned to such term in Section 10.11(b).

“Working Capital” shall mean, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

“Working Day” shall mean any Business Day other than a Business Day on which commercial banks in London, England are authorized or required by law to close.

Section 1.2  Other Definitional Provisions. (a)  All terms defined in this Agreement shall have the defined meanings when used in the Notes, the Security Documents, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)  As used herein, in the Notes, in the Security Documents, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings assigned to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein shall control.

(c)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement, the Notes, any Security Documents or any other Loan Document shall refer to this Agreement, such Note, such Security Document or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement, such Note, such Security Document or such other Loan Document, as the case may be; and Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified. The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

ARTICLE II
AMOUNTS AND TERMS OF TERM LOAN COMMITMENTS

Section 2.1  Term Loan Commitments. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make term loans in Dollars (individually, a “Term Loan”; collectively, the “Term Loans”) to the Company under the Term Loan Commitments, which Term Loans shall be made in a single drawing on the Closing Date; provided, however, that the aggregate outstanding amount of the Term Loans made by any Lender shall not exceed such Lender’s Term Loan Commitment. The Term Loans may from time to time be (a) Eurodollar Loans, (b) Alternate Base Rate Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.3 and 7.7; provided, however, that the Term Loans borrowed on the Closing Date shall initially be made as Alternate Base Rate Loans. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2  Obligations of the Company. (a)  The Company agrees that each Term Loan made by each Lender pursuant hereto shall constitute the promise and obligation of the Company to pay to the Administrative Agent, for the benefit of such Lender, at the office of the Administrative Agent listed in Section 14.2, in lawful money of the United States of America and in immediately available funds the aggregate unpaid principal amount of the Term Loans made by such Lender pursuant to Section 2.1, which amounts shall be due and payable (whether at maturity or by acceleration) as set forth in this Agreement and, in any event, on the Term Loan Termination Date.

(b)  The Company agrees that each Lender is authorized to record (i) the date and amount of the Term Loan made by such Lender pursuant to Section 2.1, (ii) the date of each interest rate conversion pursuant to Section 7.7 and the principal amount subject thereto, (iii) the date and amount of each payment or prepayment of principal of and interest with respect to each Term Loan and (iv) in the case of each Eurodollar Loan, the interest rate and Interest Period, in the books and records of such Lender and in such manner as is reasonable and customary for such Lender and a certificate of an officer of such Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recording or any error in such recording shall not in any way affect the Payment Obligations of the Company hereunder.

(c)  The Company agrees that, upon the request to the Administrative Agent by any Lender at any time, the Term Loan of such Lender shall be evidenced by a Term Loan Note, payable to the order of such Lender and representing the obligation of the Company to pay a principal amount equal to the amount of the Term Loan Commitment of such Lender or, if less, the aggregate unpaid principal amount of the Term Loan made by such Lender, with interest on the unpaid principal amount thereof from time to time outstanding under such Term Loan Note as prescribed in Section 7.5.

Section 2.3  Procedure for Borrowing Term Loans. (a)  The Company may request a borrowing under the Term Loan Commitments on the Closing Date, subject to Section 2.1, by giving irrevocable notice to the Administrative Agent at least one Business Day prior thereto, which notice shall be in substantially the form of Exhibit H-1 (a “Notice of Borrowing”) and specify (i) the aggregate principal amount to be borrowed and (ii) the Closing Date. Upon receipt of any such notice, the Administrative Agent will promptly notify each Lender thereof. Each Lender will make available to the Administrative Agent in immediately available funds at the office of the Administrative Agent specified in Section 14.2 (or at such other location as the Administrative Agent may direct), by 1:00 P.M., New York City time, on the Closing Date an amount equal to the Commitment Percentage of such Lender multiplied by the aggregate principal amount of the Term Loans requested to be made on the Closing Date in Dollars, in funds immediately available to the Administrative Agent. The proceeds of the Term Loans received by the Administrative Agent hereunder on the applicable borrowing date shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company designated to the Administrative Agent with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b)  The failure of any Lender to make the Term Loan to be made by it on the applicable borrowing date shall not relieve any other Lender of its obligation hereunder to make its Term Loan on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on such borrowing date.

Section 2.4  Amortization of Term Loans. (a)  The Term Loans of each Lender shall mature in fifteen consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Commitment Percentage multiplied by the amount set forth below opposite such installment (as such amounts may be reduced from time to time in accordance with Section 7.2(b) or 7.4(b)):

Installment	Principal Amount
April 15, 2008	$2,100,000

July 15, 2008	$2,100,000

October 15, 2008	$2,100,000

January 15, 2009	$2,100,000

Installment	Principal Amount
April 15, 2009	$2,100,000

July 15, 2009	$2,100,000

October 15, 2009	$2,100,000

January 15, 2010	$2,100,000

April 15, 2010	$2,100,000

July 15, 2010	$2,100,000

October 15, 2010	$2,100,000

January 15, 2011	$2,100,000

April 15, 2011	$2,100,000

July 15, 2011	$2,100,000

October 15, 2011	$2,100,000

Term Loan Maturity Date	$808,500,000

(b)  Any Term Loans then outstanding shall be repaid in full (together with accrued interest and other amounts owing on account thereof) on the Term Loan Termination Date.

Section 2.5  Use of Proceeds of Term Loans. The proceeds of the Term Loans hereunder shall be used by the Company for the purpose of refinancing the term loans owing by the Company under the Existing Credit Agreement (including interest, fees and expenses in connection with such refinancing), and for general corporate purposes not prohibited hereunder.

Section 2.6  Term Facility Increase. (a) The Company shall have the right to send to the Administrative Agent, after the Closing Date, one or more Term Facility Increase Notices to request (each, a “Term Facility Increase”) one or more tranches of term loans (the “Incremental Term Loans”) in a principal amount not to exceed $200,000,000 in the aggregate for all such Term Facility Increases and in increments of not less than $50,000,000; provided, however, that (i) no Term Facility Increase shall be requested later than one year prior to the Term Loan Maturity Date, (ii) no Term Facility Increase shall become effective earlier than 10 days after the delivery of the Term Facility Increase Notice to the Administrative Agent in respect of such Incremental Term Loans and (iii) after giving pro forma effect to the Incremental Term Loans made on the applicable Term Facility Increase Date, as of the date of the most recent financial statements delivered pursuant to Section 10.1, the Company shall be in compliance with Section 11.1, and the Company shall provide the Administrative Agent such financial information as the Administrative Agent shall reasonably request to demonstrate compliance with this clause

(iii). Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or commit to provide any Term Facility Increase, and any such Term Facility Increase may be subject to changes in any term herein. The Administrative Agent shall promptly notify each Lender of the proposed Term Facility Increase and of the proposed terms and conditions therefor agreed between the Company and the Administrative Agent. Each such Lender (and each of their Affiliates and Related Funds) may, in its sole discretion, commit to participate in such Term Facility Increase by forwarding its commitment to the Administrative Agent therefor in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, Affiliate or Related Fund, the Incremental Term Loans to be made as part of the Term Facility Increase to the Lenders from which it has received such written commitments. The Administrative Agent may receive commitments from existing Lenders or their Affiliates or Related Funds and Eligible Assignees (other than any Affiliate of the Company) in connection with such Term Facility Increase. Each Term Facility Increase shall become effective on a date agreed by the Company and the Administrative Agent (each a “Term Facility Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 9.2. The Administrative Agent shall notify the Lenders and the Company, on or before 1:00 P.M. (New York City time) on the Business Day following the Term Facility Increase Date of the effectiveness of the Term Facility Increase on the Term Facility Increase Date and shall record in the Register all applicable additional information in respect of such Term Facility Increase.

(b)  The Incremental Term Loans (i) shall rank pari passu in right of payment with the Term Loans and all other Incremental Term Loans, (ii) shall not have a final maturity earlier than the Term Loan Maturity Date or later than the date that is six months after the Term Loan Maturity Date (but may have amortization up to 1% of the principal amount thereof each year prior to such date), (iii) if the pricing with respect to such Incremental Term Loans (including fees, interest and original issue discount) exceeds the Applicable Margin for the Term Loans by more than 0.50%, then the Applicable Margin for the Term Loans will be increased to an amount equal to such pricing minus 0.50%, and (iv) except for any differences permitted hereby, the Incremental Term Loans shall have the same terms and conditions as the Term Loans (it being understood that Incremental Term Loans may be made as part of the existing tranche of Term Loans).

ARTICLE III

[Intentionally Omitted.]

ARTICLE IV

[Intentionally Omitted.]

ARTICLE V

[Intentionally Omitted.]

ARTICLE VI

[Intentionally Omitted.]

ARTICLE VII

PROVISIONS RELATING TO CERTAIN EXTENSIONS OF CREDIT; FEES AND PAYMENT

Section 7.1  [Intentionally Omitted.]

Section 7.2  Optional Prepayments. The Company may, subject to Section 7.11, at any time and from time to time, prepay any Term Loans borrowed by it which are then outstanding, in whole or in part, without premium or penalty (subject to the proviso hereto), upon at least three Working Days’ irrevocable notice to the Administrative Agent, in the case of Eurodollar Loans, and one Business Day’s irrevocable notice to the Administrative Agent, in the case of Alternate Base Rate Loans, specifying (i) the date and amount of such prepayment, (ii) the principal amount to be prepaid and (iii) whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each (and, with respect to such Eurodollar Loans, each Tranche thereof), provided, however, that (A) any Term Loans prepaid pursuant to this Section 7.2 (including under clause (B) below) on or before the third anniversary of the Closing Date shall be accompanied by a premium in an amount equal to the Prepayment Fee, and (B) any prepayment of the Term Loans in whole upon a refinancing thereof (whether with proceeds of equity or indebtedness) shall be deemed to be an optional prepayment. Upon receipt of any such notice, the Administrative Agent will promptly notify each affected Lender thereof. If any such notice is given, the Company will make the prepayment specified therein, and such prepayment shall be due and payable on the date specified therein. Each partial prepayment pursuant to this Section 7.2 shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall comply with Section 7.7(g). Any such optional prepayment of the Term Loans shall be applied in the direct order of maturity to the remaining installments thereof.

Section 7.3  Mandatory Prepayments.

(a)  Unless the Required Lenders otherwise agree, the Term Loans owing to each Lender shall be repaid, without premium, within 100 days after the last day of each fiscal year of the Company by an amount equal to 50% of Excess Cash Flow for such fiscal year in accordance with the provisions of Section 7.4.

(b)  Promptly following a Net Proceeds Event (and in any event within one Business Day following receipt by the relevant Person of the Net Proceeds from such Net Proceeds Event):

(i)  unless the Required Lenders otherwise agree, the Term Loans shall be repaid in the manner set forth in Section 7.4(a), by the amount equal to the aggregate amount of Net Proceeds received from Net Proceeds Events described in clause (a) of such definition; and

(ii)  unless the Required Lenders otherwise agree, the Term Loans shall be repaid in the manner set forth in Section 7.4(a), by the amount equal to the portion of the aggregate amount of Net Proceeds (other than the Net Proceeds from Resale Transactions) received by the Company and its Subsidiaries from all Net Proceeds Events described in clause (b) of such definition; provided, however, that (x) no such prepayment of the Term Loans shall be required pursuant to this Section 7.3(b)(ii) with respect to any sale, lease, transfer or other disposition of Term Loan Collateral during any twelve-month period ending on July 9 of each year to the extent that the aggregate amount of such Net Proceeds, together with all other Net Proceeds described in this Section 7.3(b)(ii) received during such period from any sale, lease, transfer or other disposition of Term Loan Collateral, is less than $10,000,000 (or $25,000,000 for the twelve month period ending on July 9, 2007) or the Equivalent in any other currency thereof; provided, further, that in the event that the aggregate Net Proceeds described in this clause (x) received during such twelve-month period (the “Annual Net Proceeds”) is less than $10,000,000 (or $25,000,000 for the twelve month period ending July 9, 2007), the difference between $10,000,000 (or $25,000,000 for the twelve month period ending on July 9, 2007) and the Annual Net Proceeds may be added to the $10,000,000 permitted to be excluded from the prepayment of the Term Loans pursuant to this clause (x) applicable to any subsequent twelve-month period (up to a maximum excluded amount not to exceed $25,000,000 in any such twelve-month period) and (y) for purposes of this Section 7.3(b)(ii) only, the term “Net Proceeds” shall not include the Net Proceeds from any Specified Disposition to the extent that the aggregate amount of Net Proceeds from all Specified Dispositions since the date hereof does not exceed $25,000,000;

provided, however, that any Term Loans prepaid on or before the third anniversary of the Closing Date pursuant to this Section 7.3(b) shall be accompanied by a premium in an amount equal to the Prepayment Fee applicable at such time.

(c)  If the Company would incur costs pursuant to Section 7.11 as a result of any payment due pursuant to this Section 7.3, the Company may deposit the amount of such payment with the Administrative Agent, for the benefit of the Lenders, in a Cash Collateral Account under the control of the Administrative Agent, until the end of the applicable Interest Period at which time such payment shall be made (provided that such deposit does not violate any provision of any Indenture then in effect). The Company hereby grants to the Administrative Agent, for the benefit of such Lenders, a security interest in all amounts in which the Company has any right, title or interest which are from time to time on deposit in such Cash Collateral Account and expressly waives all rights (which rights the Company hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

(d)  Upon the borrowing of Term Loans pursuant to Section 2.1, the Term Loan Commitment of each Lender shall be automatically and permanently reduced in the amount of the Term Loan made by each Lender pursuant to such borrowing. The Aggregate Term Loan Commitment, if any, shall terminate on the Closing Date after the funding of the Term Loans.

Section 7.4  Application of Payments. (a)Any prepayment of the Term Loans pursuant to Section 7.3(b)(i) shall be applied to the repayment of the Term Loans then outstanding. Any prepayment of the Term Loans pursuant to Section 7.3(b)(ii) shall be applied, if in respect of the sale, lease, transfer or other disposition of Term Loan Collateral, to the repayment of the Term Loans to the extent required by Section 7.3(b)(ii), and if in respect of the sale, lease, transfer or other disposition of Multi-Currency Collateral or any other assets to the repayment of the Multi-Currency Loans under, and to the extent required by, the Existing Credit Agreement.

(b)  Any prepayment of the Term Loans required pursuant to Section 7.3 shall be applied in the direct order of maturity to the remaining installments thereof.

Section 7.5  Interest Rate and Payment Dates; Risk Participation Fees. (a) The Eurodollar Loans shall bear interest on the unpaid principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such day plus the Applicable Margin.

(b)  The Alternate Base Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c)  Notwithstanding the rates of interest specified in clauses (a)and (b) of this Section 7.5 or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default under Section 12.1(a) or (j) and for as long thereafter as such Event of Default shall be continuing, all of the aggregate unpaid principal amount of the Loans, and (to the extent permitted by applicable law) any overdue interest, fees and other amounts due under the Loan Documents, shall (i) bear interest at a rate per annum (the “Default Rate”) which is equal to 2% above (x) the rate which would otherwise be applicable thereto pursuant to this Section 7.5 or, (y) if no such rate would otherwise be applicable, if due to a Lender, the rate applicable to Term Loans that are Alternate Base Rate Loans and (ii) if such amount is on account of a Eurodollar Loan, be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(d)  Interest on each Loan accrued to but not including each Interest Payment Date applicable thereto shall be payable in arrears on each such Interest Payment Date; provided, however, that interest accruing on the principal of or (to the extent permitted by applicable law) interest or any other amount payable in connection with any such Loan not paid when due (whether at stated maturity, by acceleration or otherwise), shall be payable from time to time upon demand of the Administrative Agent acting on the affected Lenders’ behalf.

Section 7.6  [Intentionally Omitted.]

Section 7.7  Conversion Options, Minimum Tranches and Maximum Interest Periods. (a) The Company may elect from time to time to convert outstanding Loans from Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election. The Company may elect from time to time and at any time to convert outstanding Loans from Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Working Days’ irrevocable notice of such election; provided, however, that no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders, so elect by notice to the Company. Upon receipt of such notice, the Administrative Agent shall promptly notify each affected Lender thereof. On the date on which such conversion is being made, each such affected Lender shall take such action as is necessary to effect such conversion. All or any part of the outstanding Loans may be converted as provided herein. Each such notice by the Company shall be in substantially the form of Exhibit I (a “Notice of Conversion or Continuation”),

(b)  Any Loans which are Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by giving the Administrative Agent at least three Working Days’ irrevocable notice for continuation thereof; provided, however, that no such Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders, so elect by notice to the Company, and, instead, such Eurodollar Loans shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period for such Eurodollar Loans. The

Administrative Agent shall notify each affected Lender promptly that such automatic conversion shall occur. Each such notice by the Company shall be in substantially the form of the Notice of Conversion or Continuation.

(c)  [Intentionally Omitted.]

(d)  [Intentionally Omitted.]

(e)  In the event that a timely notice of conversion or continuation with regard to Loans which are Eurodollar Loans is not given in accordance with this Section 7.7, then, unless the Administrative Agent shall have received timely notice from the Company in accordance with Section 7.2 that such Eurodollar Loans are to be prepaid on the last day of such Interest Period, the Company shall be deemed irrevocably to have requested that such Eurodollar Loans be converted into Alternate Base Rate Loans on the last day of such Interest Period.

(f)  [Intentionally Omitted.]

(g)  Any borrowing or continuation of Eurodollar Loans, or conversion to or from Eurodollar Loans, or payments or prepayments of Eurodollar Loans, shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of each Tranche of Loans which are Eurodollar Loans shall be $5,000,000 or a whole multiple (to the extent possible) of $1,000,000 in excess thereof, (ii) the aggregate principal amount of all Loans which are Alternate Base Rate Loans shall be $2,500,000 or a whole multiple (to the extent possible) of $500,000 in excess thereof and (iii) there shall not be more than 15 Tranches of Loans which are Eurodollar Loans at any one time outstanding.

Section 7.8  Inability to Determine Interest Rate. (a) In the event that the Administrative Agent shall have determined (which determination, in the absence of manifest error, shall be conclusive and binding upon the Company) that by reason of circumstances affecting the relevant interbank eurocurrency market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) any proposed Loan that the Company has requested be made as Eurodollar Loans, (ii) a Eurodollar Loan that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of a Eurodollar Loan as such for an additional Interest Period (any such Loan described in clauses (i), (ii) or (iii) of this Section 7.8(a) being herein called an “Affected Loan”), the Administrative Agent shall forthwith give telecopy or telephonic notice of such determination, confirmed in writing, to the Company (with a copy to any affected Lenders) at least two Business Days prior to, as the case may be, the borrowing date for such Eurodollar Loan, the conversion date for such Alternate Base Rate Loan or the last day of the Interest Period applicable to such Eurodollar Loan. Unless the Company shall have notified the Administrative Agent promptly upon receipt of such telecopy or telephonic notice that it wishes to rescind or modify its request regarding such Affected Loans, then, as the case may be, any requested Eurodollar Loan shall be made as an Alternate Base Rate Loan, continued as an Alternate Base Rate Loan or converted into an Alternate Base Rate Loan. Until any such notice has been withdrawn by the Administrative Agent, no further Affected Loans shall be made.

(b)  In the event that the Required determine that the Eurodollar Rate determined or to be determined for such Interest Period will not accurately reflect the cost to them of making or maintaining any Term Loans that the Company has requested that they make or maintain as, or convert to, Eurodollar Loans, the Administrative Agent shall forthwith give telecopy or telephonic notice of such determination to the Company on or before the requested borrowing, conversion or continuation date for such Term Loans or the next succeeding Interest Period with respect thereto. Unless the Company shall have notified the Administrative Agent promptly after receipt of such telecopy or telephonic notice that it wishes to rescind or modify its borrowing request, then any such Eurodollar Loans shall be made as or converted to Alternate Base Rate Loans.

Section 7.9  Illegality. (a) Notwithstanding any other provision herein, if any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurodollar Loans, (i) such Lender shall promptly notify the Administrative Agent and the Company thereof, (ii) the agreements of such Lender hereunder to make, continue or convert to Eurodollar Loans shall be suspended forthwith and (iii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall in the case of Eurodollar Loans automatically become Alternate Base Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by applicable law, at the end of such Interest Periods).

(b)  [Intentionally Omitted.]

(c)  [Intentionally Omitted.]

(d)  The Company agrees promptly to pay to any Lender any additional amounts necessary to compensate such Lender for any costs incurred by it as a consequence of the Company making any repayment in accordance with this Section 7.9, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans. A certificate as to any such costs payable pursuant to this Section 7.9 submitted by an officer of any Lender, through the Administrative Agent, to the Company shall be conclusive, in the absence of manifest error.

Section 7.10  Requirements of Law; Changes of Law. (a) In the event that the adoption of or any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the date hereof from any central bank or other Governmental Authority:

(i)  imposes upon such Lender any tax of any kind whatsoever with respect to this Agreement, its Notes or any Loan, or changes the basis of taxation of payments to such Lender of principal, commitment fee, interest or any other amount payable hereunder (except for (w) income and franchise taxes imposed on such Lender by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of such Lender or any political subdivision or taxing authority thereof or therein or the office of such Lender from which it is making its Loans or any political subdivision or taxing authority thereof or therein, (x) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (w) above, (y) taxes resulting from the substitution of any such system by another system of taxation, provided, however, that the taxes payable by such Lender subject to such other system of taxation are not generally charged to borrowers from such Lender having loans or advances bearing interest at a rate similar to the Eurodollar Rate and (z) Non-Excluded Taxes, Other Taxes, and taxes imposed by way of deduction or withholding, which shall be exclusively governed by Section 7.12);

(ii)  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against any Loan made, or assets held by, or credit extended by, or deposits or other liabilities in or for the account of, or acquisition of funds by or for the account of, any office of such Lender, which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)  imposes on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, maintaining or participating in advances or extensions of credit or to reduce any amount receivable by it in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Lender any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as reasonably determined by it with respect to this Agreement, its Notes or its Loans after taking into account any amounts paid or payable pursuant to Section 7.12(a). If a Lender becomes entitled to claim any additional amounts pursuant to this Section 7.10(a), it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by an officer of a Lender, through the Administrative Agent, to the Company shall be conclusive, in the absence of manifest error.

(b)  In the event that any Lender shall have determined that the adoption of any law, rule, regulation or guideline adopted pursuant to or arising out of the International Convergence of Capital Measurement and Capital Standards or of any Requirement of Law otherwise regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount which is reasonably deemed by such Lender to be material, then from time to time, promptly after submission by such Lender, through the Administrative Agent, to the Company of a written request therefor, the Company shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)  The agreements in this Section 7.10 shall survive the termination of this Agreement and payment of the Loans, the Notes and all other amounts payable hereunder.

Section 7.11  Indemnity. The Company agrees to promptly pay and indemnify each Lender for, and to hold such Lender harmless from, any loss or expense which such Lender may sustain or incur in its reemployment of funds obtained in connection with the making or maintaining of, or converting to, Eurodollar Loans as a consequence of (a) any default by the Company in borrowing such Eurodollar Loans after the Company has given a notice in respect thereof or (b) any default by the Company in converting Alternate Base Rate Loans to Eurodollar Loans after the Company has given a notice in respect thereof or (c) any failure by the Company to prepay Eurodollar Loans after the Company has given notice in respect thereof or (d) any payment, prepayment (whether optional or mandatory) or conversion (whether optional or mandatory) of any Eurodollar Loan by the Company on a day which is not the last day of an Interest Period with respect thereto. A certificate as to any additional amounts payable pursuant to this Section 7.11 submitted by an officer of a Lender, through the Administrative Agent, to the Company shall be conclusive, absent manifest error. The agreements in this Section 7.11 shall survive termination of this Agreement and payment of the Loans, the Notes and all other amounts payable hereunder.

Section 7.12  Taxes. (a) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent, the Collateral Agent and each Lender, (i) income and franchise taxes imposed on the Administrative Agent, the Collateral Agent or such Lender by the jurisdiction under the laws of which it is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of the Administrative Agent, the Collateral Agent or such Lender or the office of such Lender from which it is making its Loans or any political subdivision or taxing authority thereof or therein, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above (all such non-excluded Taxes being called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Collateral Agent, or any Lender hereunder, under the Notes or in respect of any Loan, the amounts so payable to it shall (without any obligation on the part of the Company to pay such amounts ratably in accordance with the provisions of Section 7.5) be increased to the extent necessary to yield to the Administrative Agent, the Collateral Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Administrative Agent, for its own account or for the account of the Collateral Agent, or such Lender, as the case may be, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent, the Collateral Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Collateral Agent or any Lender as a result of any such failure.

(b)  In addition, the Company shall pay, or cause to be paid, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Except as the Company shall otherwise consent, each Lender hereby severally (but not jointly) represents that, under applicable law and treaties in effect on the date of this Agreement (or, in the case of a Transferee, the date such Person became a Transferee), no United States federal taxes will be required to be withheld by the Administrative Agent or the Company with respect to any payments to be made to such Lender in respect of this Agreement. Each Lender or Transferee which itself is not a U.S. person as defined in Section 7701(a)(30) of the Code for federal income tax purposes or which is lending from an office that is not incorporated under the laws of the United States of America or a state thereof agrees severally (but not jointly) that it will:

(i)  (1) prior to the Closing Date (or, in the case of a Transferee, prior to the date it becomes a Transferee), deliver to the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying in each case that such Lender or Transferee is entitled to receive all payments under this Agreement and the Notes, without deduction or withholding of any United States federal income taxes;

(2)  deliver to the Company and the Administrative Agent two further copies of the such Form W-8BEN or W-8ECI, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(3)  use its reasonable efforts to obtain such extensions or renewals thereof as may reasonably be requested by the Company, certifying that such Lender or Transferee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Non-Excluded Taxes; or

(ii)  in the case of any such Lender or Transferee that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Company (for the benefit of the Company and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, (ii) agree to furnish to the Company on or before the date of any payment by the Company, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit Q hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s or Transferee’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement (and to deliver to the Company and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Company or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Administrative Agent) such other forms as may be reasonably required to establish the legal entitlement of such Lender or Transferee to an exemption from withholding with respect to payments under this Agreement;

unless in any such case any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof, has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or Transferee from duly completing and delivering any such form with respect to it and such Lender or Transferee advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Notwithstanding any provision of Section 7.12(a) to the contrary, the Company shall have no obligation to pay any amount to or for the account of any such Lender or Transferee on account of any Non-Excluded Taxes pursuant to Section 7.12(a) (including, without limitation, the second sentence thereof) to the extent that such amount results from (i) the failure of any such Lender or Transferee to comply with its obligations pursuant to this Section 7.12(c) or (ii) any representation or warranty made or deemed to be made by any such Lender or Transferee pursuant to this Section 7.12(c)

proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.

(d)  Each Lender agrees to use reasonable efforts (including reasonable efforts to change the office in which it is booking its Loans) to avoid or to minimize any amounts in respect of taxes which might otherwise be payable pursuant to Section 7.10 or this Section 7.12; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material or otherwise be deemed by such Lender to be disadvantageous to it or contrary to its policies.

(e)  In the event that such reasonable efforts pursuant to Section 7.12(c)(i) are insufficient to avoid all withholding taxes which would be payable pursuant to this Section 7.12, then such Lender (the “Taxable Lender”) shall use its reasonable efforts to transfer, at the cost of the Company, to any other Lender (which is not subject to such withholding taxes) its Loans and its Term Loan Commitment hereunder; provided, however, that such transfer shall not be deemed by such Taxable Lender, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Taxable Lender is unable, or otherwise is unwilling, so to transfer its Loans and Term Loan Commitment, the Company may, at its own cost, designate an alternate bank or other financial institution to purchase the Taxable Lender’s Loans and Term Loan Commitment and, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Taxable Lender shall transfer, at the cost of the Company, its Loans and Term Loan Commitment to such alternate bank or other financial institution and such alternate bank or other financial institution shall become a Lender hereunder.

(f)  The agreements in this Section 7.12 shall survive termination of this Agreement and payment of the Loans, the Notes and all other amounts payable hereunder.

(g)  If a Lender or the Administrative Agent receives a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which the Company has paid additional amounts pursuant to this Section 7.12, it shall within a reasonable time from the date of such receipt pay over the amount of such refund to the Company, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Company, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid or portion thereof over to the Company (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or portion thereof to such taxation authority.

Section 7.13  [Intentionally Omitted.]

Section 7.14  Computation of Interest and Fees. (a) Interest in respect of the Alternate Base Rate Loans bearing interest at a rate based upon clause (a) of the definition of “Alternate Base Rate” shall be calculated on the basis of a 365 or 366-day year, as the case may be, for the actual days elapsed. Interest in respect of the Alternate Base Rate Loans bearing interest at a rate based upon the Federal Funds Effective Rate and the Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent will, as soon as practicable, notify the Company and the Lenders of each determination of a Eurodollar Rate and of any change in the Alternate Base Rate and the effective date thereof. Any change in the interest rate on an Alternate Base Rate Loan resulting from a change in the

Alternate Base Rate shall become effective as of the opening of business on the day on which such change shall become effective.

(b)  Except as set forth in Section 7.8, each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders, in the absence of manifest error.

Section 7.15  Pro Rata Treatment and Payments.

(a)  All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the office of the Administrative Agent specified in Section 14.2, or at such other location as the Administrative Agent may direct, on or prior to 1:00 P.M., New York City time, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall distribute such payments in accordance with the provisions of Section 7.15(d) promptly upon receipt in like funds as received.

(b)  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment hereunder on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the effect of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

(c)  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender prior to a borrowing date that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing to be made on such date available to the Administrative Agent on such borrowing date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as determined by the Administrative Agent multiplied by (ii) such amount multiplied by (iii) a fraction of which the numerator is the number of days from and including such borrowing date to the date on which such amount becomes immediately available to the Administrative Agent and of which the denominator is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Administrative Agent by such Lender within three Business Days after such borrowing date, Administrative Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to Alternate Base Rate Loans hereunder, within eight Business Days after demand, from the Company.

(d)  Unless a Notice of Actionable Default has been delivered pursuant to the Intercreditor Agreement, except as otherwise expressly set forth herein, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Company shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the

Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Loan Parties; second, to pay fees and expenses of the Agents then due and payable; third, all other Payment Obligations then due and payable; and fourth, as the Company so designates. All such payments shall be allocated ratably among such of the Agents and the Lenders as are entitled thereto.

(e)  The Company hereby irrevocably waives the right to direct the application of any and all payments in respect of the Payment Obligations (including all funds deposited in the Cash Concentration Account, any other Approved Deposit Account or any Cash Collateral Account) after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 7.3, Section 7.4 or Section 7.15(d), after the delivery of a Notice of Actionable Default and prior to the withdrawal of all Notices of Actionable Default then pending pursuant to the Intercreditor Agreement, (i) all payments made to or received by any Agent or Lender constituting proceeds of Collateral shall be applied pursuant to the Intercreditor Agreement and (ii) all other payments made to or received by any Agent or Lender shall be applied in the following order:

(i)  first, to pay interest on and then principal of any portion of any Loans that any Agent may have advanced on behalf of any Lender for which such Agent has not then been reimbursed by such Lender or the Loan Parties;

(ii)  second, to pay Payment Obligations in respect of any expense reimbursements or indemnities then due to the Agents;

(iii)  third, to pay Payment Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

(iv)  fourth, to pay Payment Obligations in respect of any fees then due to the Agents;

(v)  fifth, to pay Payment Obligations in respect of any fees then due to the Lenders;

(vi)  sixth, to pay interest then due and payable in respect of all Payment Obligations;

(vii)  seventh, to pay or prepay principal payments (and, when applicable, to provide cash collateral) for all Payment Obligations;

(viii)  eighth, to pay all other Payment Obligations; and

(ix)  ninth, as directed by the Company;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Payment Obligations set forth in any of clauses first through eighth above, the available funds being applied with respect to any such Payment Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Payment Obligations ratably, based on the proportion of each Agent’s and each Lender’s interest in the aggregate outstanding Payment Obligations described in such clauses. The order of payment application set forth in clauses (i) through (viii) above may be amended at any time and from time to time by the

Required Lenders without any notice to or consent of or approval by any Loan Party or any other Person that is not a party to this Agreement; provided, however, that any such amendment adversely affecting any Agent shall also require the prior written consent of such Agent.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Administrative Agent and the Collateral Agent to enter into this Agreement and to make the Loans hereunder, the Company hereby represents and warrants to each of them that:

Section 8.1    Corporate Existence. Each Loan Party is duly organized, validly existing and (to the extent applicable under the laws of the jurisdiction of its organization) in good standing under the laws of the jurisdiction of its incorporation, has the corporate (or other requisite legal) power to own its assets and to transact the business in which it is presently engaged, and is (to the extent applicable under the laws of the relevant jurisdiction) duly qualified as a foreign corporation and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where all such failures to so qualify and be in good standing would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 8.2    Corporate Power. (a) Each Loan Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and, in the case of the Company, to borrow hereunder, and it has taken as of the Closing Date all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and, in the case of the Company, to authorize its borrowings on the terms and conditions of this Agreement.

(b)     No consent of any other Person (including, without limitation, stockholders or creditors of the Company or of any Parent of the Company), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents to which any Loan Party is a party by or against such Loan Party, except for (i) filing of the Mortgages referred to in Section 9.1(d), (ii) any filings required under the UCC, (iii) any filings required to be made with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) any filings, notices, consents, licenses, permits, approvals, authorizations, registrations or declarations required under the laws of jurisdictions other than the United States or any political subdivision thereof in connection with the pledge of stock of Foreign Subsidiaries or any assets located in, or created under, the laws of any such jurisdiction or political subdivision and (v) any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(c)     This Agreement has been, and the other Loan Documents to which it is a party will be, executed and delivered by a duly authorized officer of each Loan Party. This Agreement constitutes, and the other Loan Documents to which it is a party, when executed and delivered by it and the other parties thereto, will constitute, the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

Section 8.3    No Legal Bar to Loans. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party will not violate any Contractual Obligation or material Requirement of Law to which such Loan Party is a party, or, to the best knowledge of the Company, any Parent of the Company is a party or by which such Loan Party or, to the best knowledge of the Company, any Parent of the Company or any of their respective material properties or assets may be bound, and will not result in the creation or imposition of any Lien (other than under the Security Documents or as contemplated by the Intercreditor Agreement) on any of their respective material properties or assets pursuant to the provisions of any Contractual Obligation.

Section 8.4    No Material Litigation. No litigation, investigation or administrative proceeding of or before any court, arbitrator or Governmental Authority is presently pending or, to the knowledge of any Loan Party, threatened against it, any of the other Loan Parties, or any of its or their properties or assets, (a) with respect to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, (b) with respect to the validity or enforceability of the obligations of the Company or any Loan Party under this Agreement and the other Loan Documents to which it is a party or (c) which would be reasonably likely to have a Material Adverse Effect, except (in the case of this clause (c) only) for any litigation, investigation or administrative proceeding which has been disclosed in any of the Company’s or Revlon’s public filings with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended December 31, 2005 and its reports on Form 10-Q for the fiscal quarter ended September 30, 2006 or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any litigation, investigation or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

Section 8.5    No Default. Neither the Company nor any of its Subsidiaries is in default in any material respect in the payment or performance of any material obligations or in the performance of any Contractual Obligation to which it is a party or by which it or any of its material properties or assets may be bound, and no Default hereunder has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default under any material order, award or decree of any court, arbitrator or Governmental Authority binding upon or affecting it or by which any of its material properties or assets is bound or affected, and no such order, award or decree would be reasonably likely to have a Material Adverse Effect.

Section 8.6    Ownership of Properties; Liens. Except as is or would be permitted pursuant to Section 11.3, the Company and its Subsidiaries has (a) good and marketable title to all its owned, and valid leasehold interests in all its leased, real property and (b) good title to all its owned, and valid leasehold interests in all its leased, personal properties and assets, in each case subject to no Lien.

Section 8.7    Taxes. (a) The Company and each of its Subsidiaries and, to the best knowledge of the Company, any other member (as such term is defined in Treasury Regulations §1.1502-1(b), or any similar provision of state, local or foreign law) of the consolidated, combined or unitary group (if any) of which the Company is or was a member, has timely filed or caused to be timely filed all material tax returns (including, without limitation, information returns) which are required to be filed, and have paid all material taxes (whether or not shown to be due and payable on such returns) or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves (in accordance with GAAP) have been provided on the books of the Company or such Subsidiary, or other member of the consolidated, combined or unitary group, as the case may be), and no tax Liens which violate Section 11.3(a) have been filed. As of the date hereof, the period within which United States federal income taxes may be assessed against the Company and each of its Subsidiaries has expired without further extension or waiver for all taxable years ending on or before December 31, 2002.

(b)    The Company does not intend to treat the Loans and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

Section 8.8    ERISA. No Reportable Event has occurred during the immediately preceding six-year period with respect to any Plan that resulted or would be reasonably likely to result in any unpaid liability that would be reasonably likely to have a Material Adverse Effect, and each Plan (other than any Multiemployer Plan or any multiemployer health or welfare plan) has complied and has been administered in compliance with applicable provisions of ERISA and the Code except for such non-compliance that would not be reasonably likely to have a Material Adverse Effect. The amount by which (a) the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on then current assumptions used to fund such Plan, except that the liability discount rate shall instead be the reasonable expected long term rate of return on plan assets used in the Company’s annual audited financial statements), as of the last annual valuation date applicable thereto (except with regard to the long term rate of return on plan assets, such rate used in the Company’s annual audited financial statements for the Company’s last fiscal year ending on or before such valuation date), exceeds (b) the value of the assets of each such Plan allocable to such benefits, in the aggregate for all such Plans as to which such present value of accrued benefits exceeds the value of its assets (the “Unfunded Pension Amount”), when aggregated with the Potential Withdrawal Liability (as hereinafter defined), is less than $70,000,000. Neither the Company nor any Commonly Controlled Entity has during the immediately preceding six-year period had a complete or partial withdrawal from any Multiemployer Plan that resulted or would be reasonably likely to result in any unpaid withdrawal liability under Section 4201 of ERISA that would be reasonably likely to have a Material Adverse Effect. The “Potential Withdrawal Liability” shall mean the withdrawal liability under Section 4201 of ERISA to which the Company or any Commonly Controlled Entity would become subject under ERISA if the Company or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto. Neither the Company nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in Reorganization or Insolvent where such Reorganization or Insolvency has resulted, or would be reasonably likely to result in an unpaid liability that would be reasonably likely to have a Material Adverse Effect nor, to the best knowledge of the Company, is any such Reorganization or Insolvency reasonably likely to occur.

Section 8.9    Financial Condition. The audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2003, December 31, 2004 and December 31, 2005 and the related audited consolidated statements of operations and stockholders’ equity and cash flows for the fiscal years ended on such dates and the notes thereto present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates, and the consolidated results of their operations and cash flows for the fiscal years then ended. The unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at

September 30, 2006 and the related unaudited consolidated condensed statements of operations and stockholders’ equity and cash flows for the period ended on such date and the notes thereto present fairly the consolidated financial condition of the Company and its Subsidiaries as of such date, and the consolidated results of their operations and cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, have been prepared in accordance with GAAP (subject, in the case of the interim financial statements, to normal year-end audit adjustments and the absence of footnotes) applied consistently throughout the periods presented except as disclosed in such financial statements and the notes thereto. Neither the Company nor any of its Subsidiaries has any material Contingent Obligation or any material obligation, liability or commitment, direct or contingent (including, without limitation, any liability for taxes or any material forward or long-term commitment), which is not (A) reflected in the foregoing statements and the notes thereto or (B) permitted to be incurred under this Agreement.

Section 8.10    No Change. Since December 31, 2005, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of either of (a) Revlon or (b) the Company and its Subsidiaries taken as a whole (it being understood that nothing set forth in the Form 10-Q’s of the Company for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC or the Form 8-K’s of the Company filed with or furnished to the SEC prior to the date hereof during fiscal year 2006 constitutes, either individually or in the aggregate, such a material adverse change).

Section 8.11    Federal Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loans or other extensions of credit hereunder will be used for any purpose which violates the provisions of Regulation U or X of such Board of Governors. In the event that any part of the proceeds of the extensions of credit hereunder are used to “purchase” or “carry” any such “margin stock,” the Company will (and will cause its Subsidiaries to) provide such documents and information (including, without limitation, duly completed and executed originals of Federal Reserve Form G-3 or U-1) to the Administrative Agent and the Lenders as the Administrative Agent reasonably may request in order to evidence that the representations and warranties contained in this Section 8.11 remain true and correct in all material respects.

Section 8.12    Investment Company Act; PUHCA. None of Revlon, the Company or any Subsidiary of the Company is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as each such term is defined and used in the Investment Company Act of 1940, as amended, or (b) a “holding company” or an “affiliate”, a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16457 et seq., as amended.

Section 8.13    Company Information; Matters Relating to Subsidiaries.

(a)     Schedule 8.13(a) sets forth as of the Closing Date the name, address of principal place of business and taxpayer identification number of the Company.

(b)    Set forth in Schedule 8.13(b) is a complete and accurate list showing all Subsidiaries of Revlon and the Company as of the date of this Agreement and, as to each such Subsidiary, the jurisdiction of its organization, the percentage of the outstanding shares of stock owned (directly or indirectly) by the Company and the direct parent thereof.

Section 8.14    Mortgages. Each Mortgage is effective to grant a legal, valid and enforceable mortgage lien on all of the mortgagor’s right, title and interest in the Mortgaged Property thereunder. When each Mortgage is duly recorded in the appropriate county office or offices and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, such Mortgage shall constitute a fully perfected, second-priority lien on and security interest in such Mortgaged Property, subject only to Customary Permitted Liens, Liens securing the Multi-Currency Payment Obligations and Designated Eligible Obligations as provided in the Intercreditor Agreement and such Liens, defects and encumbrances as may be approved by the Designated Administrative Agent and except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 8.15    Solvency. (a) The aggregate value of all of the assets of the Company on a consolidated and an unconsolidated basis, at a fair valuation, exceeds the total liabilities of the Company on a consolidated and an unconsolidated basis (including contingent, subordinated, unmatured and unliquidated liabilities). The Company has the ability to pay its debts as they mature and it does not have unreasonably small capital with which to conduct its business. For purposes of this Section 8.15, the “fair valuation” of such assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of or dispositions of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

(b)    The Company is in compliance with all material Requirements of Law applicable to it with respect to capitalization and, to the knowledge of the Company, has sufficient capital with which to conduct its business in accordance with past practice.

Section 8.16    Environmental Matters. (a) Except as set forth in Schedule 8.16 hereto, and except to the extent provided in clause (b) below:

(i)     the Mortgaged Properties do not contain any Hazardous Materials in concentrations which violate any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials;

(ii)     the Mortgaged Properties are in compliance with all Environmental Laws, including all applicable federal, state and local standards and requirements regarding the generation, treatment, storage, handling, use or disposal of Hazardous Materials at the Mortgaged Properties and there is no Hazardous Materials contamination which could materially interfere with the continued operation of the Mortgaged Properties or materially impair the fair saleable value thereof;

(iii)     none of the Company or any Subsidiary of the Company has received, or is aware of, any existing or contemplated notice of violation or potential liability by any regulatory agency or Person regarding environmental control matters or permit compliance with regard to the Mortgaged Properties;

(iv)     Hazardous Materials have not been transferred from the Mortgaged Properties to any other location in violation of any applicable Environmental Laws and the Company has not received notice of any potential liability associated with such transferred materials; and

(v)     there are no administrative actions or judicial proceedings by a Governmental Authority or other Person pending or contemplated under any applicable Environmental Laws to which the Company, any Subsidiary of the Company or any mortgagor is or will be named as a party with respect to the Mortgaged Properties.

(b)    Each of the representations and warranties set forth in Section 8.16(a) are true and correct with respect to each parcel of real property owned or operated by the Company or any of its Subsidiaries, except to the extent that individually or in the aggregate with all items set forth on Schedule 8.16 and the facts and circumstances giving rise to any such failure to be so true and correct would not be reasonably likely to have a Material Adverse Effect.

(c)    The Company and any Subsidiary of the Company is in compliance with Environmental Laws and is not aware of any facts, circumstances or conditions relating to the Company, any Subsidiary of the Company or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary of the Company that would result in the Company or any Subsidiary incurring liability under Environmental Laws, except for such noncompliance or liability which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.

Section 8.17    Models. (a) The financial models and pro forma financial statements referenced in Section 9.1(j), together with any notes thereto, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of conditions existing at the time of delivery of such models and pro forma financial statements, and represented, at the time of delivery, the Company’s best estimate of its future financial performance.

(b)    After giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will have recorded assets and liabilities substantially similar to the recorded assets and liabilities contemplated for such date by the pro forma balance sheet referenced in Section 9.1(j).

(c)    The financial models (if any) relating to the Company and provided to each Lender pursuant to Section 10.1(b), together with any notes thereto, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of conditions existing at the time of delivery of such models and represented, at the time of delivery, the Company’s best estimate of its future financial performance.

Section 8.18    Disclosure. No information, schedule, exhibit or report or other document furnished by the Company, its Subsidiaries or Affiliates to any Agent or any Lender in connection with the negotiation of this Agreement and the Security Documents or pursuant to the terms of this Agreement and the Security Documents, as such information, schedule, exhibit or report or other document has been amended, supplemented or superseded by any other information, schedule, exhibit or report or other document later delivered to the same parties receiving such information, schedule, exhibit or report or other document, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading.

Section 8.19    Senior Indebtedness. The Payment Obligations of the Company constitute “Senior Debt” (or any analogous term) for purposes of the Subordinated Notes and any Indebtedness issued pursuant to Section 11.2(b)(vi)(A), the Net Proceeds of which are used to refinance Indebtedness under the Subordinated Notes Indenture.

Section 8.20    Regulation H. No Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 8.21    Affiliate Obligations. Other than trade payables, other Indebtedness in the ordinary course of business or any interest payable from time to time in respect of and in accordance with the terms of any such Indebtedness, no Indebtedness is owing to the Company or any of its Subsidiaries from the Affiliates of the Company on the Closing Date, other than amounts permitted pursuant to Section 11.8(f).

Section 8.22    Indebtedness Owing to Affiliates. No Affiliate of the Company (other than officers and directors of the Company and its Subsidiaries) holds any Indebtedness of the Company or any of its Subsidiaries (not including (i) any trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any Indebtedness in respect of the M&F Loans, (iv) any Indebtedness permitted under Section 11.2(o) or (v) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued under an Indenture), except to the extent that such Affiliate has duly executed and delivered to the Administrative Agent an Affiliate Subordination Letter which remains in full force and effect.

ARTICLE II

CONDITIONS PRECEDENT

Section 9.1    Conditions to Extensions of Credit. The agreement of the Lenders to make the extensions of credit requested to be made by it hereunder and the effectiveness of this Agreement shall be subject to the satisfaction or waiver by such Lender (except to the extent set forth in Section 10.16) of the following conditions precedent (the date on which such conditions are satisfied or waived being herein called the “Closing Date”):

(a)     Execution of Agreement. This Agreement shall have become binding upon the parties hereto in accordance with Section 14.12.

(b)     Notes. The Administrative Agent shall have received for the account of each Lender which has so requested, a Term Loan Note conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Company.

(c)     Guaranty; Pledge and Security Agreement. The Administrative Agent shall have received the Guaranty, duly executed by each Guarantor and the Pledge and Security Agreement, duly executed by the Company and each Guarantor, together with each of the following:

(i)     evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Collateral Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest in the Collateral, including such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of the Collateral Agent’s security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as the case may be, and other applicable documents under the laws of the United States and the United Kingdom and any political subdivision thereof with respect to the perfection of Liens created by the Pledge and Security Agreement);

(ii)     all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;

(iii)     all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Collateral Agent or in blank; and

(iv)     all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 10.19.

(d)     Mortgages. The Administrative Agent shall have received (i) Mortgages for the Real Property identified on Schedule 9.1(d) in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a duly authorized officer of the Company, and (ii) all Mortgage Supporting Documents relating thereto.

(e)     Lien Searches. The Administrative Agent shall have received the results of Lien searches as of a recent date, conducted by a search service reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be satisfied that no Liens are outstanding on the property or assets of any Loan Party, other than any such Liens (i) which are permitted pursuant to the terms of the Loan Documents or (ii) as to which the Administrative Agent have received documentation reasonably satisfactory to it evidencing the termination or concurrent termination of such Liens.

(f)     Corporate Proceedings. The Administrative Agent shall have received (a) certified copies of the Charter and by-laws (or analogous organizational documents) of the Company and each Loan Party and (b) the resolutions (or analogous authorizations), in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Company and each Loan Party, authorizing in each case the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Company or such Loan Party is a party, in each case certified by the Secretary or an Assistant Secretary of the Company or such Loan Party as of the Closing Date and each such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(g)     Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or analogous officer) of the Company and each Loan Party dated the Closing Date, as to the incumbency and signature of the officers of the Company and such Loan Party executing each of this Agreement, the Notes and each other Loan Document to which the Company and such Loan Party is a party, and any certificate or other documents to be delivered by it pursuant thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary as the case may be.

(h)     Certain Legal Opinions. The Administrative Agent shall have received executed legal opinions of:

(i)     Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Company, substantially in the form of Exhibit L-1;

(ii)     the Executive Vice President, Chief Legal Officer and General Counsel of the Company, substantially in the form of Exhibit L-2;

(iii)     Weil, Gotshal & Manages LLP, as counsel to the Administrative Agent, substantially in the form of Exhibit L-3; and

(iv)     each of the domestic local counsel listed on Schedule 9.1(h)(iv), in form and substance reasonably acceptable to the Administrative Agent.

Each of the foregoing legal opinions shall be accompanied by copies of the legal opinions, if any, upon which such counsel rely, and in each case shall contain such changes thereto as may be approved by, and as shall otherwise be in form and substance reasonably satisfactory to, the Administrative Agent and shall cover such other matters incident to the transactions contemplated by the Loan Documents as the Administrative Agent may reasonably require. Each of the counsel delivering the foregoing legal opinions is expressly instructed to deliver its opinion for the benefit of each of the Administrative Agent, the Collateral Agent and each Lender.

(i)     Fees. The Administrative Agent shall have received or shall concurrently receive, for the accounts of the Lenders, each Agent and the Arranger, all accrued fees and expenses owing hereunder or in connection herewith to such Persons (including, without limitation, accrued fees and disbursements of primary counsel, local counsel and special counsel to the Administrative Agent and the Collateral Agent), to the extent that such fees and expenses have been presented for payment a reasonable time prior to the Closing Date.

(j)     Financial Models. The Administrative Agent shall have received consolidated financial models prepared by the Company’s management (including, without limitation, projections on a quarterly basis for the first twelve months after the Closing Date and an annual basis thereafter through the Company’s 2011 fiscal year) and pro forma financial statements relating to the Company and its Subsidiaries (which financial models and pro forma consolidated financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent), certified by a Responsible Officer of the Company as (i) being the financial models and pro forma financial statements referenced in Section 8.17(a) and (ii) having been delivered to each Lender prior to the date of execution by such Lender of this Agreement.

(k)     Financial Statements. The Administrative Agent shall have received copies of the financial statements referenced in Section 8.9.

(l)     Compliance with Indentures. The making of the extensions of credit hereunder and the granting of the Liens under the Security Documents shall not violate any provisions of the Indentures, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Company (which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent) certifying that the transactions contemplated hereby do not necessitate the sharing (on an equal and ratable basis or otherwise) of collateral security granted pursuant to the Security Documents with any trustee or holder of Indebtedness under the Indentures.

(m)     Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal, diligence and financial matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

(n)     Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, duly executed and delivered by duly authorized officers of each of the parties thereto.

(o)     Solvency Certificate. The Administrative Agent shall have received a solvency certificate, in the form attached hereto as Exhibit R from the Chief Financial Officer of the Company.

(p)     USA Patriot Act. Each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”).

(q)     Term Loans Outstanding under the Existing Credit Agreement. (i) All obligations (including interest and principal, fees and expenses) in respect of the term loans under the Existing Credit Agreement shall have been repaid in full, and (ii) the Effective Date (as defined in Amendment No. 4 to the Existing Credit Agreement) has occurred.

(r)     Debt Rating Condition. The Term Loan Facility shall be rated by S&P and by Moody’s, both of which ratings shall remain in effect on the Closing Date.

(s)     Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to them that the insurance policies required by Section 10.5 and any Collateral Document are in full force and effect, together with endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Company and its Subsidiaries.

(t)     Representations and Warranties. Each of the representations and warranties made by each party to each Loan Document in or pursuant to this Agreement or any other Loan Document, or contained in any certificate or financial statement (other than estimates and projections which are (x) identified as such and (y) contained in any financial statement) furnished at any time under or in connection with this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties relate to a particular date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date), both before and after giving effect to the Loans, and the use of the proceeds thereof.

(u)  No Default. No Event of Default and no Default shall have occurred and be continuing on the Closing Date, before and after giving effect to the Loans requested to be made on such date.

(v)  The Administrative Agent shall have received reasonably satisfactory evidence that the Parent shall have commenced an equity offering of its Class A Common Stock with intended gross cash proceeds of at least $100,000,000, such as by mailing a prospectus supplement if such equity offering is conducted pursuant to a rights offering.

Section 9.2  Conditions to Each Term Facility Increase. Each Term Facility Increase shall not become effective prior to the satisfaction of all of the following conditions precedent:

(a)  Certain Documents. The Administrative Agent shall have received on or prior to the Term Facility Increase Date for such Term Facility Increase each of the following, each dated such Term Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance satisfactory to the Administrative Agent:

(i)  written commitments duly executed by existing Lenders (or their Affiliates or Related Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Term Facility Increase (as agreed between the Company and the Administrative Agent but in any case not to exceed, in the aggregate for all such Term Facility Increases, the maximum amount set forth in Section 2.6(a) and, in the case of each such Eligible Assignee or Affiliate or Related Fund that is not an existing Lender, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Company, the Administrative Agent and such Affiliate, Related Fund or Eligible Assignee;

(ii)  an amendment to this Agreement (including to Schedule II), effective as of the Term Facility Increase Date and executed by the Company and the Administrative Agent, to the extent necessary to implement terms and conditions of the Term Facility Increase as agreed by the Company and the Administrative Agent;

(iii)  certified copies of resolutions of the Board of Directors of the Company and each Guarantor approving the consummation of such Term Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(iv)  a favorable opinion of counsel for the Company and each Guarantor, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v)  such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Term Facility Increase may require as a condition to its commitment in such Term Facility Increase.

(b)  Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders participating in such Term Facility Increase on such Term Facility Increase Date, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Term Facility Increase Date.

(c)  Other Conditions. (i) The conditions precedent set forth in Section 9.1(t) and (u) shall have been satisfied both before and after giving effect to such Term Facility Increase and (ii) such Term Facility Increase shall be made on the terms and conditions set forth in Sections 2.6.

ARTICLE X
AFFIRMATIVE COVENANTS

The Company hereby agrees that, until the Payment Obligations have been Fully Satisfied:

Section 10.1  Financial Statements. The Company will furnish to each Lender, through the Administrative Agent:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders’ equity and cash flows for such year, setting forth in each case in comparative form (to the extent that such information has not previously been provided to the Lenders in form substantially similar to that required pursuant to this Section 10.1(a)) the figures for the previous year, certified without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(b)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of (i) the annual business plan of the Company and its Subsidiaries for the next succeeding fiscal year, including model quarterly balance sheets and statements of operations and of cash flow, (ii) a two-year model (including, without limitation, model annual balance sheets and statements of operations and of cash flow) for the Company and its Subsidiaries and (iii) a two-year model (including, without limitation, model annual balance sheets and statements of operations and of cash flow) for Revlon and its Subsidiaries, and all of the foregoing shall be in form and detail reasonably satisfactory to the Administrative Agent and shall be certified by a Responsible Officer of the Company; and

(c)  as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of (i) the unaudited consolidated, condensed balance sheets of the Company and its Subsidiaries as at the end of each such quarter, (ii) the related unaudited consolidated, condensed statements of operations and of cash flows for the portion of the fiscal year through such date and (iii) the related unaudited consolidated, condensed statements of operations for such quarterly period, setting forth in each case in comparative form (to the extent that such information has not previously been provided to the Lenders in form substantially similar to that required pursuant to this Section 10.1(c)) the figures for the corresponding fiscal period of the previous year (other than the balance sheets, which shall present such corresponding figures at the last day of the previous fiscal year), certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Company;

all such financial statements to be prepared in reasonable detail and (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein) in accordance with

GAAP applied consistently throughout the periods reflected therein (subject, in the case of interim periods, to normal year-end adjustments and the absence of notes).

Section 10.2  Certificates; Other Information. The Company will furnish to each Lender, through the Administrative Agent:

(a)  concurrently with the delivery of its financial statements referred to in Section 10.1(a), a certificate of the independent certified public accountants certifying such financial statements, to the extent available pursuant to the policies and procedures of such independent certified public accountants, stating that in making the examination necessary therefor, no knowledge was obtained of any Default or Event of Default with respect to Section 11.1, except as specified in such certificate (which certificate may be limited by applicable accounting rules or guidelines);

(b)  concurrently with the delivery of its financial statements referred to in Section 10.1(a) and (c), a certificate of a Responsible Officer of the Company, substantially in the form of Exhibit M (Form of Compliance Certificate) and if such certificate demonstrates an Event of Default of the covenant contained in Section 11.1, the Company may deliver together with such certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 12.2;

(c)  within five days after the same are sent, copies of all financial statements and reports which the Company or any of its Subsidiaries and any Parent of the Company sends to holders of its publicly traded debt or equity securities, and within five days after the same are filed, copies of all financial statements and reports (including copies of all registration statements, proxy statements and regular and periodic reports, if any) which any of such Persons may make to, or file with, the Securities and Exchange Commission or any successor thereto;

(d)  within 10 days following the last day of each fiscal quarter of the Company (commencing with the fiscal quarter ended December 31, 2006), a schedule listing (i) all Subsidiaries of the Company as of the last day of the fiscal quarter most recently ended, (ii) all Subsidiaries of the Company which have been acquired or created during the fiscal quarter then ended and (iii) all Persons which have ceased to be Subsidiaries of the Company during such prior fiscal quarter of the Company;

(e)  at least 10 days prior to the issuance thereof, a certificate of a Responsible Officer of the Company as to the issuance of any letter of credit permitted by Section 11.2(m), which certificate shall include (i) the amount of such letter of credit (including, with respect to any such letter of credit that is denominated in a currency other than Dollars, the Equivalent in Dollars thereof), (ii) the stated expiry date thereof, (iii) the issuer thereof and (iv) the beneficiary thereof;

(f)  promptly after the delivery of the same to the M&F Lender, any request for a borrowing of a M&F Loan; and

(g)  promptly, such additional documents and financial and other information (including, without limitation, amendments to the Certificate of Incorporation and By-Laws of such Person) relating to REV Holdings and its Subsidiaries (or, at any time when REV Holdings ceases to have any significant Indebtedness, Revlon and its Subsidiaries) as any Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

Section 10.3  Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or (to the extent not otherwise prohibited hereunder) before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except when the amount or validity thereof is then being contested in good faith by appropriate proceedings and reserves with respect thereto to the extent, if any, required by GAAP have been provided on the books of the Company or such Subsidiary, as the case may be. Notwithstanding anything to the contrary in the foregoing sentence, the Company shall not be in default under this Section 10.3 unless the aggregate amount of non-contested Indebtedness or obligations which it and its Subsidiaries have so failed to pay, discharge or satisfy before they become delinquent and which remain delinquent at the time of determination is more than $10,000,000 (or, with respect to any other currency, the Equivalent thereof) in the aggregate.

Section 10.4  Conduct of Business and Maintenance of Existence. Except as permitted by this Agreement, the Company will continue to engage in business of the same general type as now conducted by it; and, except as permitted by this Agreement, the Company will, and will cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Sections 11.5 and 11.6, and comply with all Contractual Obligations and Requirements of Law except to the extent that all failures to comply therewith would not in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company will not make any material change in its present method of conducting business. The Company will cause each of its Subsidiaries to engage primarily in no business other than the business of developing, manufacturing, distributing and/or selling (including marketing and advertising) beauty, skin care, fragrance, personal care and/or related products (or of holding properties incidental to such businesses).

Section 10.5  Maintenance of Property; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on such of its property and against such liabilities in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business and furnish to the Administrative Agent, upon written request, and to each Lender which makes a written request through the Administrative Agent, reasonable information as to the insurance carried.

Section 10.6  Inspection of Property; Books and Records; Discussions. The Company will, and will cause each of its Subsidiaries to, (a) keep proper books of accounts and records in which entries in conformity in all material respects with all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities and which shall permit the preparation of financial statements in conformity with GAAP and (b) permit representatives of the Administrative Agent or the Collateral Agent to visit and inspect such of its properties during normal business hours as the Administrative Agent or Collateral Agent reasonably may request and (during such visit or inspection, or otherwise upon request by the Administrative Agent or Collateral Agent) examine and make abstracts from such of its books and records as it may reasonably request at any reasonable time and as often as may reasonably be desired, and to discuss the business, condition (financial or otherwise), performance, properties and prospects of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its then independent certified public accountants.

Section 10.7  Notices. The Company will promptly give notice to the Administrative Agent and each Lender, through the Administrative Agent:

(a)  of the occurrence of any Default or Event of Default; provided, however, that with respect to any Default or Event of Default arising under Section 12.1(q), the Company will give notice thereof to the Administrative Agent no later than the first Business Day after its becoming aware of the occurrence of any Default or Event of Default thereunder;

(b)  of any default or event of default by the Company or any of its Subsidiaries under any Contractual Obligation of the Company or any of its Subsidiaries or the institution of, or the occurrence of any material adverse change, in the status or likely result of, any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority or any other Person which, in any of the foregoing cases, would be reasonably likely to have a Material Adverse Effect;

(c)  of any default or event of default by Revlon or (to its actual knowledge) REV Holdings, Revlon Holdings, M&FH, M&F, M&FG or Mafco Guarantor Corp. under any agreements or other instruments governing Indebtedness of such Person involving an aggregate amount in excess of $5,000,000 (or, with respect to any other currency, the Equivalent thereof);

(d)  of (i) any violation or noncompliance by the Company or any of its Subsidiaries or, to the best of its knowledge, any other Person of any Environmental Laws which would be reasonably likely to have a Material Adverse Effect or (ii) any liability or potential liability to the Company or any of its Subsidiaries or, to the best of its knowledge, to any other Person under, any Environmental Laws which would be reasonably likely to have a Material Adverse Effect;

(e)  of any of the following events, as soon as possible, and in any event, within 30 days after the Company knows or has reason to know thereof:

(i)  the occurrence or expected occurrence of any Reportable Event with respect to any Plan; or

(ii)  the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan;

if such Reportable Event, termination, withdrawal or partial withdrawal (and, in the case of any Multiemployer Plan, its Reorganization or Insolvency) would be reasonably likely to result in liability to the Company and the Guarantors, in the aggregate, in excess of $1,000,000;

(f)  of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, or of any event which would be reasonably likely to materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to perform their obligations under the Loan Documents; and

(g)  of the consummation of any transaction permitted by Section 11.8(e), which notices shall, in any event, be given within five Business Days thereafter.

Each notice pursuant to this Section 10.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

Section 10.8  Maintenance of Corporate Identity. The Company will operate its businesses, and will cause its Subsidiaries to operate their respective businesses, and maintain their records, independently from any Person (a “Parent”) which, directly or indirectly, is in control (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company and independently from any Subsidiary of such Parent other than the Company and its Subsidiaries; and the Company will maintain bank accounts separate from the bank accounts of each Parent of the Company and act solely in its own corporate name and through its own authorized officers and agents.

Section 10.9  Environmental Laws. The Company will, and will cause each of its Subsidiaries to:

(a)  Comply with and require compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that the failure to do so either individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect; and

(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities respecting Environmental Laws, except (i) to the extent that the failure to perform any obligations contained in this clause (b) would not be reasonably likely to have a Material Adverse Effect or (ii) to the extent that such obligations are being contested in good faith by appropriate proceedings and provided that the pendency of any and all such proceedings would not be reasonably expected to have a Material Adverse Effect.

Section 10.10  Additional Guaranties. The Company will from time to time cause each Domestic Subsidiary thereof which has not previously done so to execute and deliver to the Administrative Agent duly executed supplements and amendments to the Guaranty, in each case, in form and substance satisfactory to the Administrative Agent. In the event that there shall be a change in law that eliminates the adverse tax consequences to the Company or any of its Subsidiaries that would have resulted on the date hereof (so that such consequences, if any, are immaterial) from the guaranty by any Foreign Subsidiary of the Payment Obligations, the Company will cause each of its Foreign Subsidiaries to execute and deliver to the Administrative Agent duly executed supplements and amendments to the Guaranty, in each case, in form and substance satisfactory to the Administrative Agent. Each such supplement or amendment shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and are in form and substance reasonably satisfactory to the Administrative Agent.

Section 10.11  Additional Stock Pledges. (a) The Company will, and will cause each of its Domestic Subsidiaries to, pledge to the Collateral Agent 100% of the issued and outstanding Stock and Stock Equivalents (other than directors’ qualifying shares) of each Domestic Subsidiary of the Company which has not previously been pledged hereunder. Such pledge shall be granted pursuant to duly executed joinders and amendments to the Pledge and

Security Agreement and, if applicable, the other Security Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)  The Company will, and will cause each of the Subsidiary Guarantors to, pledge to the Collateral Agent 66% (rounded downward to eliminate any fraction of a share) of the issued and outstanding shares of each class of Stock and Stock Equivalents entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) (“Voting Stock”) and 100% of the issued and outstanding shares of each class of Stock and Stock Equivalents not entitled to vote (within the meaning of such regulation) (“Non-Voting Stock”) of each first-tier Foreign Subsidiary of the Company or such Subsidiary Guarantor which (in each case) is owned of record by the Company or such Subsidiary Guarantor and which has not previously been pledged hereunder; provided, however, that in no event shall the Company and the Subsidiary Guarantors pledge an aggregate amount of Voting Stock that exceeds 66% of the total outstanding Voting Stock (taken as a whole) of any first-tier Foreign Subsidiary of the Company or such Subsidiary Guarantor. Each such pledge shall be granted pursuant to duly executed joinders and amendments to the Pledge and Security Agreement and if applicable, the other Security Documents, in each case, as (x) the Administrative Agent deems necessary or advisable in order to effectively grant a valid, perfected and enforceable security interest in the Pledged Stock delivered thereto under the laws of the State of New York and, if such issuer of Pledged Stock is organized under the laws of the United Kingdom, Canada or Bermuda and, if requested by the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable financing transactions, such other jurisdiction in which the issuer of such Pledged Stock is organized to the extent such jurisdiction constitutes, directly or indirectly, one of the top five net revenue generating markets of the Company and its Subsidiaries and (y) is in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, unless either the Administrative Agent or the Required Lenders shall at any time otherwise reasonably request, no such pledge shall be required pursuant to this Section 10.11(b) with respect to the Stock and Stock Equivalents of any first-tier Foreign Subsidiary listed on Schedule 8.13(b) which is not pledged on the Closing Date or is acquired or formed after the date hereof and either (A) is listed on Schedule 8.13(b) as being slated for liquidation, dissolution or merger or (B) does not have assets in excess of $5,000,000 (or, with respect to any other currency, the Equivalent thereof).

(c)  Each joinder and amendment to the Pledge and Security Agreement and the other Security Documents required to be executed and delivered pursuant to this Section 10.11 shall be promptly executed and delivered after the organization, acquisition or identification of any such Subsidiary Guarantor or first-tier Foreign Subsidiary and shall be accompanied by share certificates evidencing the Pledged Stock thereunder (to the extent that such Pledged Stock is certificated), together with an undated stock power for each such share certificate (duly executed in blank and delivered by a duly authorized officer of the pledgor of the Pledged Stock represented by such certificate). Each joinder and amendment to the Pledge and Security Agreement and the other Security Documents executed and delivered pursuant to this Section 10.11 shall be accompanied by (i) in the case of the pledge of Stock or Stock Equivalents of any Foreign Subsidiary, evidence of the taking of all such other actions as may be necessary or appropriate for the perfection and first priority of such pledge, and (ii) in the case of any Subsidiary, such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)  In the event that there shall be a change in law that eliminates the adverse tax consequences to the Company or any of its Subsidiaries that would have resulted on the date hereof (so that such consequences, if any, are immaterial) from the pledge of 66-2/3% or more of the Voting Stock of any Foreign Subsidiary, the Company will, and will cause each of its Subsidiaries to, (i) pledge such additional amount of shares of such Voting Stock (with respect to each Foreign Subsidiary the Voting Stock of which then is pledged hereunder) and (ii) notwithstanding the provisions of Section 10.11(b), pledge the maximum amount of shares of such Voting Stock (with respect to each Foreign Subsidiary the Voting Stock of which is pledged thereafter), in each case which can be so pledged without the incurrence of adverse tax consequences and take or cause to be taken such further action as the Administrative Agent may reasonably request (including, without limitation, the delivery of legal opinions) in order to perfect its security interest in such stock.

Section 10.12  Additional Collateral. The Company will cause each of its Subsidiary Guarantors which has not previously done so to execute and deliver to the Administrative Agent duly executed joinders and amendments to the Pledge and Security Agreement and, if applicable, the other Security Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and to take such other action as reasonably shall be necessary or as the Administrative Agent reasonably shall request to grant to the Collateral Agent a valid and enforceable first priority perfected security interest in all Collateral of such Subsidiary Guarantor (subject to any Liens permitted by Section 11.3). Each such joinder and amendment shall be accompanied by such evidence of the taking of all actions as may be necessary or appropriate for the perfection and first priority of such security interest (including, without limitation, the filing of any necessary Uniform Commercial Code financing statements) and such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 10.13  Asset Transfers. (a) Each of the Company and the Subsidiary Guarantors will grant to the Collateral Agent a first priority, perfected security interest (subject to any Liens thereon which are permitted to encumber the relevant asset pursuant to Section 11.3) in all properties and assets (whether tangible or intangible) of a type that constitutes Collateral under any Security Document to which the Company or any Subsidiary Guarantor is a party which are sold, transferred, conveyed or otherwise distributed to the Company or any such Subsidiary Guarantor (including, without limitation, by way of merger or consolidation) from any Subsidiary of the Company simultaneously with the effectiveness of such sale, transfer, conveyance or other distribution.

(b)  The Company and each Subsidiary Guarantor will take such action from time to time as is necessary (or otherwise reasonably requested by the Administrative Agent) to ensure that the Collateral Agent at all times holds a perfected security interest in all Collateral under the Security Documents, except as otherwise permitted hereunder.

Section 10.14  Intellectual Property. (a) The Company will, and will cause each of the Subsidiary Guarantors to, take such action as is necessary (or as otherwise is reasonably requested by the Administrative Agent) in order to grant to the Collateral Agent a first priority, perfected security interest in any copyright registration in which the Company or any of the Subsidiary Guarantors may from time to time obtain any interest. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing January 31, 2007 (or, if the Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Administrative Agent shall not so request more frequently than monthly), a Copyright Security

Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Administrative Agent) confirming the security interest of the Collateral Agent in any Copyright acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for copyright registration during the two prior calendar quarters, duly executed and in proper form for recordation in the United States Copyright Office.

(b)  The Company will, to the extent permitted by Title 15 of the United States Code, submit, and will cause each Subsidiary Guarantor to submit, to the United States Patent and Trademark Office for registration or recordation, as applicable:

(i)  a completed application for trademark registration, in such class or classes as is in conformity with its ordinary business practice then in effect, of each Trademark acquired or adopted and used or intended to be used by it, with respect to any mark which, in the Company’s reasonable judgment, is a Significant Trademark; provided, however, that within 30 days after receipt of notice from the Administrative Agent, the Company shall, or shall cause the applicable Subsidiary Guarantor to, submit to the United States Patent and Trademark Office for registration a completed application for trademark registration, in such class or classes as is in conformity with its ordinary business practice then in effect, of any Trademark acquired or adopted and used or intended to be used by it, with respect to any mark which the Required Lenders reasonably deem to be of such significance as to require the Company or such Subsidiary Guarantor to take such steps as may be necessary or desirable to grant to the Collateral Agent a perfected, first priority security interest in such Trademark to the extent that it has any ownership interest in such Trademark which is registerable by it under trademark or other applicable law; and

(ii)  with respect to any interest acquired after the date hereof by the Company or any of its Subsidiaries in a Significant Trademark, any appropriate assignment to the Company or such Subsidiary Guarantor of the interest acquired by it in the United States in such Significant Trademark, including, without limitation, all previously unrecorded assignments to the Company’s or such Subsidiary Guarantor’s predecessors-in-interest of which the Company or any Subsidiary Guarantor is or becomes aware.

The Company will, and will cause each Subsidiary Guarantor to, use its respective commercially reasonable best efforts to comply with all requirements of the Lanham Act and the rules and regulations thereunder, as from time to time in effect, or other applicable law necessary in order to validly register and maintain the registration of any such Significant Trademark with the United States Patent and Trademark Office, except as permitted pursuant to Sections 10.4, 11.5 and 11.6 hereof. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing January 31, 2007 (or, if the Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Administrative Agent shall not so request more frequently than monthly), a Trademark Security Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Administrative Agent) confirming the security interest of the Collateral Agent in any Trademark acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for trademark registration during the two prior calendar quarters, duly executed and in proper form for recordation in the United States Patent and Trademark Office.

(c)  The Company will, to the extent permitted by Title 35 of the United States Code, submit, and will cause each Subsidiary Guarantor to submit, to the United States Patent and Trademark Office for issuance or recordation, as applicable:

(i)  an application for letters patent for each patentable invention acquired by or invented by or for it which invention is of such a nature that the Company or its Subsidiaries, in accordance with its ordinary business practice then in effect, would file a patent application in the United States Patent and Trademark Office with respect to it; and

(ii)  with respect to any interest acquired after the date hereof by the Company or any of its Subsidiaries in a Patent, any appropriate assignment to the Company or such Domestic Subsidiary of the interest acquired by it in the United States in such Patent, including, without limitation, all previously unrecorded assignments to the Company’s or such Domestic Subsidiary’s predecessors-in-interest of which the Company or any Subsidiary Guarantor is or becomes aware.

The Company will, and will cause each Subsidiary Guarantor to, use its respective commercially reasonable best efforts to comply with all requirements of the United States Patent Act and the rules and regulations thereunder, as from time to time in effect, or other applicable law necessary in order to validly obtain and maintain any Patent with the United States Patent and Trademark Office, except as permitted pursuant to Sections 10.4, 11.5 and 11.6 hereof. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing January 31, 2007 (or, if the Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Administrative Agent shall not so request more frequently than monthly), a Patent Security Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Administrative Agent) confirming the security interest of the Collateral Agent in any Patent acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for letters patent during the two prior calendar quarters, duly executed and in proper form for recordation in the United States Patent and Trademark Office.

(d)  Notwithstanding anything to the contrary contained in this Section 10.14, the Company and its Subsidiaries shall have the right to license their respective Patents and Trademarks to third parties on an arms’ length basis; provided, however, that, except with respect to Trademarks and Patents which constitute Disposition Assets or with respect to which the only substantial use by the Company and its Subsidiaries is in connection with a business constituting a Disposition Asset, that any such license of (i) a Trademark shall be for use with respect to products which are not reasonably likely to be competitive with those produced and/or marketed by the Company and its Subsidiaries and (ii) a Patent shall be for applications which would not be reasonably likely to diminish the value of any product line of the Company and its Subsidiaries, except for, in the case of each of clause (i) and (ii), licenses or cross-licenses granted by the Company or any such Subsidiary in connection with the settlement or other disposition of litigation or other disputes with respect to Patents or Trademarks, provided, however, that such licenses or cross-licenses shall be granted (x) in the reasonable business judgment of the Company or any such Subsidiary, or (y) as may be required by any Governmental Authority having jurisdiction over any such litigation or dispute. The Administrative Agent and each Lender hereby acknowledges and agrees that any security interest held by the Collateral Agent in any Patent or Trademark which is licensed in accordance with the provisions of this Section

10.14(d) shall be subordinate to such license agreement and each Lender hereby instructs the Administrative Agent to execute and deliver such instruments, documents and agreements as the Company reasonably may request in order to confirm such subordination.

Section 10.15  Additional Mortgages. With respect to any fee interest in any real property located in the United States having a value (together with improvements thereon) of at least $7,500,000 acquired after the Closing Date by the Company or any of its Domestic Subsidiaries, the Company or such Subsidiary shall promptly (and in any event within 45 days after (x) the acquisition thereof or (y) in the case of costs and expenses referred to in clause (c) below, the receipt of an invoice in respect thereof) (a) execute and deliver a first-priority and a second-priority Mortgage, in favor of the Collateral Agent, for the benefit of the holders of the Secured Obligations, covering such real property (subject to Customary Permitted Liens, Liens securing the Multi-Currency Payment Obligations and Designated Eligible Obligations as provided by the Intercreditor Agreement and other Liens approved by the Administrative Agent), (b) if requested by the Administrative Agent, provide all Mortgage Supporting Documents relating thereto and (c) pay all costs and expenses associated with the foregoing.

Section 10.16  Post-Closing Matters. The Company shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements set forth on Schedule 10.16 within the time periods set forth on such Schedule.

Section 10.17  [Intentionally Omitted.]

Section 10.18  Tax Reporting. Promptly after the Company determines that it intends to treat the Loans and the related transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Company shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all U.S. Internal Revenue Service forms required in connection therewith.

Section 10.19  Control Accounts; Approved Deposit Accounts.

(a)  The Company shall, and shall cause each of the Subsidiary Guarantors to, except cash or Cash Equivalents subject to a Lien permitted under Section 11.3(c), (d), (p) or (q), (i) deposit in an Approved Deposit Account all cash and all Proceeds of any Account or General Intangible they receive from any other Person, (ii) not maintain any funds or other assets in any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Company and each of its Subsidiaries may deposit cash into and maintain (A) payroll, benefits, withholding tax, escrow, customs and other fiduciary accounts and (B) other accounts as long as the aggregate balance in all such other accounts does not exceed $5,000,000 at any time.

(b)  The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine to the extent expressly contemplated in any Loan Document and shall (or direct the Collateral Agent to) apply the all funds on deposit in such Cash Collateral Account as so contemplated. Funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Company to direct the Collateral Agent to issue Entitlement Orders for such investments in Cash Equivalents as requested by the

Company; provided, however, that neither Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

ARTICLE XI

NEGATIVE COVENANTS

The Company hereby agrees that, until the Payment Obligations are Fully Satisfied:

Section 11.1  Financial Covenant. The Company will not permit the Senior Secured Leverage Ratio of the Company and its Subsidiaries for the period of four consecutive fiscal quarters of the Company ending during any period set forth below to be more than the amount set forth opposite such period:

Period	Senior Secured Leverage Ratio
December 31, 2006 through September 30, 2008	5.50 to 1.00
December 31, 2008 and each fiscal quarter thereafter	5.00 to 1.00

Section 11.2  Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except for:

(a)  Indebtedness in respect of the Payment Obligations;

(b)  Indebtedness under the Senior Notes Indenture in respect of the Existing Senior Notes and Indebtedness under the Subordinated Notes Indenture, and any Indebtedness resulting from the refinancing of any such Indebtedness, or the refinancing of any of the Term Loans in whole or in part (subject to the payment of any applicable Prepayment Fee); provided, however, that (i) the primary obligor with respect to any such refinancing Indebtedness is the same as the primary obligor on the Indebtedness refinanced thereby and (except in the case of any Permitted Third Lien Financing) any contingent obligor of such refinancing Indebtedness was or would have been required to be a contingent obligor of the Indebtedness refinanced thereby (except to the extent that such primary obligor and/or contingent obligor may be substituted by a new primary obligor or contingent obligor, as the case may be, which has no material assets other than assets which, immediately prior to such substitution, constituted the assets of the original primary obligor and/or contingent obligor), (ii) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby together with any premium actually paid thereon and reasonable costs and expenses (including underwriting discounts) incurred in connection with such refinancing Indebtedness, (iii) the interest rate applicable to such refinancing Indebtedness shall not be less favorable to the obligor than it would obtain in an arm’s length transaction with a Person that is not an Affiliate thereof and shall reflect the prevailing market conditions at the time of such refinancing, (iv) such refinancing Indebtedness does not have any scheduled installments of principal thereof due prior to the date that is six months after the Term Loan Maturity Date, (v) with respect to each issue of refinancing Indebtedness in excess of $5,000,000 (or, with respect to any other currency, the Equivalent thereof) in the aggregate, either (A) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive, taken as a whole, than the provisions contained in and otherwise consistent with market terms of agreements governing comparable Indebtedness of similar companies in the high yield market at the time of such refinancing and do not conflict with the provisions of this Agreement, provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and the requirement under clause (iii) above unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), or (B) such refinancing Indebtedness is otherwise upon terms and subject to definitive documentation which is in form and substance reasonably satisfactory to the Administrative Agent, (vi) if the Indebtedness being refinanced is Indebtedness under the Subordinated Notes Indenture, such refinancing Indebtedness shall be (A) subordinated to the Payment Obligations on terms that are reasonably satisfactory to the Administrative Agent (it being understood that subordination terms substantially similar to those applicable to the Subordinated Notes are deemed to be satisfactory) or (B) pursuant to a Permitted Third Lien Financing and (vii) such refinancing Indebtedness shall be unsecured unless pursuant to a Permitted Third Lien Financing.

(c)  Indebtedness (i) of the Company owing to any of its wholly-owned Subsidiaries, (ii) of any wholly-owned Subsidiary of the Company owing to any other wholly-owned Subsidiary of the Company and (iii) of any wholly-owned Subsidiary of the Company owing to the Company; provided, however, in each case, that the aggregate principal amount of such Indebtedness of any Subsidiary that is not a Guarantor incurred after the date hereof shall be subject to Section 11.8(j);

(d)  Indebtedness of any Foreign Subsidiary or any foreign branch of a Domestic Subsidiary principally doing business outside of the United States (including, without limitation, Indebtedness on account of letters of credit not issued under the Existing Credit Agreement) incurred for working capital purposes (and, without duplication, any Contingent Obligation of the Company in respect thereof) in an aggregate principal amount at any time outstanding not exceeding for the Foreign Subsidiaries and foreign branches of Domestic Subsidiaries in the aggregate $50,000,000 (or, with respect to any other currency, the Equivalent in Dollars thereof); provided, however, that for purposes of this Section 11.2(d), such aggregate principal amount shall not include (x) an amount equal to the aggregate principal amount of Indebtedness of the Foreign Subsidiaries and foreign branches of Domestic Subsidiaries to any bank which is offset by compensating balances at such bank (which Indebtedness shall be permitted hereunder) and (y) Indebtedness otherwise permitted by this Section 11.2;

(e)  Indebtedness of the Company to Affiliates in respect of Capital Contribution Notes which evidence cash amounts actually received by the Company from such Affiliates on account of Capital Contributions;

(f)  Indebtedness to employees or former employees of the Company or any of its Subsidiaries in the nature of deferred compensation;

(g)  Indebtedness of the Company and its Subsidiaries under Interest Rate Agreements which are in existence on the date hereof, and other Indebtedness of the Company and its Subsidiaries under Interest Rate Agreements, which (i) have a tenor which is not in excess of six years, (ii) are not leveraged, (iii) are in an aggregate notional amount (net of any offsetting economic positions among such Interest Rate Agreements) not to exceed $300,000,000 at any one time outstanding (including, without limitation, all Interest Rate Agreements in effect on the date hereof) and (iv) have the sole purpose of hedging interest rate exposure of the Company and its Subsidiaries;

(h)  Hedging Contracts of the Company and its Subsidiaries entered into in the ordinary course of business of the Company and its Subsidiaries for the purpose of providing foreign exchange for their respective operating requirements or of hedging currency exposure;

(i)  unsecured Indebtedness of the Company to an M&F Lender in an aggregate amount not to exceed $152,000,000 at any one time outstanding (as may be increased due to the accrual and capitalization of interest) (the “Permitted M&F Loan Amount”), consisting of Indebtedness in respect of (i) the M&F Consolidated Line of Credit and (ii) any refinancing or replacement of, or addition to, any such Indebtedness (whether upon repayment of such Indebtedness or at any time thereafter) in an aggregate principal amount not to exceed the Permitted M&F Loan Amount on terms and conditions (taken as whole) that are no less favorable to the Company or the Lenders than the terms and conditions of the M&F Loans as in effect on the Closing Date (taken as a whole); provided, however, that such Indebtedness may be refinanced or replaced by any Person other than an M&F Lender (or any Affiliate thereof) to the extent (A) the final maturity date for such refinancing Indebtedness shall be at least 90 days after the Term Loan Maturity Date, (B) the aggregate principal amount of any Indebtedness permitted under this clause (i) shall not exceed the Permitted M&F Loan Amount and (C) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive, taken as a whole, than the provisions contained in and otherwise consistent with market terms of agreements governing Indebtedness of similar companies in the high yield market at the time of such refinancing and do not conflict with the provisions of this Agreement; provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(j)  Indebtedness of the Company or any of its Subsidiaries in the nature of guarantees as referred to in clause (k) of the definition of “Indebtedness” in Section 1.1 which is permitted by Section 11.3(m);

(k)  Indebtedness of any Foreign Subsidiary or a foreign branch of a Domestic Subsidiary principally doing business outside of the United States to any Person (other than an Affiliate of the Company), in an aggregate principal amount at any one time outstanding not to exceed $50,000,000 (or with respect to any other currency, the Equivalent in Dollars thereof); provided, however, that, such Indebtedness (i) is not guaranteed by the Company (except to the extent that the Lien permitted by Section 11.3(m), in itself, constitutes a guarantee) and (ii) is either offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposit; provided, further, that such counterpart deposit, compensating balance or cash deposit pledge does not constitute Collateral (as defined in any Security Document) or any of the Unpledged International Property;

(l)  Capital Lease Obligations and purchase money Indebtedness of the Company or any of its Subsidiaries to finance the acquisition of capital assets; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $35,000,000 at any time;

(m)  Indebtedness to any Person (other than an Affiliate of the Company) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit not issued under the Existing Credit Agreement for the account of the Company or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed $30,000,000 (or with respect to any other currency, the Equivalent in Dollars thereof); provided, however, that such Indebtedness is offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposits;

(n)  [intentionally omitted]

(o)  additional Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding; provided, however, that such Indebtedness shall be unsecured at all times during the term of this Agreement;

(p)  Indebtedness incurred in connection with financing Permitted Acquisitions or any refinancing of Indebtedness under this clause (p); provided, however, that any Indebtedness pursuant to this clause (p) shall be (i) unsecured at all times during the term of this Agreement and (ii) subordinated to the Payment Obligations on terms that are reasonably satisfactory to the Administrative Agent (it being understood that subordination terms substantially similar to those applicable to the Subordinated Notes are deemed to be satisfactory); and

(q)  Indebtedness under the Existing Credit Agreement, any Facilities Increase (as defined in the Existing Credit Agreement) and any Indebtedness resulting from the refinancing of such Indebtedness; provided, however, that (i) the aggregate principal amount of any Indebtedness permitted under this clause (q) at any time outstanding shall not exceed $210,000,000, (ii) the primary obligor with respect to any such refinancing Indebtedness is the same as the primary obligor on the Indebtedness refinanced thereby and any contingent obligor of such refinancing Indebtedness was or would have been required to be a contingent obligor of the Indebtedness refinanced thereby, (iii) the interest rate applicable to such refinancing Indebtedness shall not be less favorable to the obligor than it would obtain in an arm’s length transaction with a Person that is not an Affiliate thereof and shall reflect the prevailing market conditions at the time of such refinancing, (iv) such refinancing Indebtedness does not have a final maturity prior to the Term Loan Maturity Date, (v) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive, taken as a whole, than the provisions contained in the credit agreement referred to in clause (i) of the definition of “Existing Credit Agreement” and do not conflict with the provisions of this Agreement, provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement and the requirement in clause (iii) above shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (vi) such refinancing indebtedness is subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent (it being understood that terms substantially similar to those applicable to the Existing Credit Agreement under the Intercreditor Agreement are deemed to be satisfactory);

provided, however, that in no event may the Company or any of its Subsidiaries incur any Indebtedness to REV Holdings or RPH.

Section 11.3  Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of their properties, assets (including shares of stock) or revenues, whether now owned or hereafter acquired, except for:

(a)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

(b)  carriers’, warehousemens’, mechanics’, materialmens’, repairmens’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; provided, however, that no such Lien shall encumber any Collateral (other than cash or Cash Equivalents) under any of the Security Documents or any of the Unpledged International Property;

(d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, provided, however, that no such Lien shall encumber any Collateral (other than cash or Cash Equivalents) under any of the Security Documents or any of the Unpledged International Property;

(e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)  Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them; provided, however, that no such Lien shall encumber any Collateral under any of the Security Documents or any of the Unpledged International Property;

(g)  Liens existing on the date of this Agreement which are disclosed in the title insurance policies delivered pursuant to Section 9.1(d) or Schedule 11.3;

(h)  Liens under the Security Documents (including, without limitation, Liens which secure Designated Eligible Obligations as provided for in the Intercreditor Agreement) or any other Lien securing all or any portion of the Payment Obligations, the Multi-Currency

Payment Obligations or any refinancings thereof permitted by Section 11.2(q), or Designated Eligible Obligations as provided for in the Intercreditor Agreement;

(i)  attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings; provided, however, that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 30 days or (in the case of any execution or enforcement pending appeal) such lesser time during which such appeal may be taken;

(j)  other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Indebtedness or Contingent Obligations, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided, however, that no such Lien shall encumber any Collateral under any Security Document or any of the Unpledged International Property;

(k)  Liens securing any Indebtedness permitted by Section 11.2(d) or any Liens replacing such permitted Liens; provided, however, that (i) no such Lien shall encumber any asset of the Company or any of its Subsidiaries organized under the laws of a jurisdiction within the United States or any Collateral under any Security Document or any of the Unpledged International Property and (ii) any such Lien which secures reimbursement obligations under letters of credit not issued under the Existing Credit Agreement shall be limited to (A) the assets acquired or shipped with the support of such letter of credit and (B) any assets of a Foreign Subsidiary which are in the care, custody or control of such issuer of such letter of credit in the ordinary course of business;

(l)  Liens securing any Indebtedness permitted by Section 11.2(g), Section 11.2(h) or obligations of any Foreign Subsidiary or a foreign branch of any Domestic Subsidiary principally doing business outside of the United States in respect of treasury, depository, overdraft and other cash management arrangements maintained with any Lender, any Multi-Currency Lender, any Affiliate of a Lender or a Multi-Currency Lender or any other Person reasonably acceptable to the Administrative Agent or any Liens replacing such permitted Liens; provided, however, that no such Lien shall encumber any asset of the Company or any of its Subsidiaries organized under the laws of a jurisdiction within the United States or any Collateral under any Security Document or any of the Unpledged International Property;

(m)  Liens in the nature of counterpart deposits or pledges of cash deposits of the Company or any of its Subsidiaries to secure Indebtedness of Foreign Subsidiaries of the Company or a foreign branch of a Domestic Subsidiary principally doing business outside of the United States, which Indebtedness is permitted pursuant to Section 11.2(k)); provided, however, that no such Lien shall encumber any Collateral under any of the Security Documents or any of the Unpledged International Property;

(n)  possessory Liens in favor of securities intermediaries, commodity intermediaries, brokers and dealers arising in connection with the acquisition or disposition of investments of the type permitted by Section 11.8; provided, however, that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing; and provided, further, that such Liens attach only to the property of the Company or its Subsidiary, as the case may be, for whose account any such obligations have been incurred;

(o)  purchase money Liens granted by the Company or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Company’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 11.2(l) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease (or proceeds thereof or additional property in the nature of improvements thereto);

(p)  Liens in the nature of counterpart deposits or pledges of cash deposits of the Company or any of its Subsidiaries to secure Indebtedness permitted pursuant to Section 11.2(m); provided, however, that the amount of any such deposit does not exceed the amount of the Indebtedness it secures;

(q)  additional Liens incurred in the ordinary course of business of the Company and its Subsidiaries securing Indebtedness or other obligations of the Company and/or any of its Subsidiaries (other than such Indebtedness or other obligation owing to an Affiliate of the Company) not to exceed $10,000,000 (or, with respect to any other currency, the Equivalent thereof) in the aggregate at any one time outstanding; provided, however, that no such Lien shall encumber any Collateral (other than cash or Cash Equivalents) under any of the Security Documents or any of the Unpledged International Property; and

(r)  Liens securing any Permitted Third Lien Financing.

Section 11.4  Limitation on Contingent Obligations. The Company will not, and will not permit any of its Subsidiaries to, agree to, or assume or incur, or otherwise in any way be or become responsible or liable, directly or indirectly, with respect to, any Contingent Obligation, except for:

(a)  the Guaranty;

(b)  Contingent Obligations set forth on Schedule 11.4;

(c)  any Contingent Obligation of the Company in the nature of a guarantee in the ordinary course of business of any Indebtedness or other obligations of any of its Subsidiaries permitted under this Agreement;

(d)  any Contingent Obligation of any Subsidiary of the Company in the nature of a guarantee in the ordinary course of business of any Indebtedness or other obligations of any of the Subsidiaries of such Subsidiary permitted under this Agreement;

(e)  any Contingent Obligation of any Subsidiary of the Company in the nature of a guarantee in the ordinary course of business of Indebtedness (other than the Subordinated Notes, the Existing Senior Notes or any Indebtedness referred to in Section 11.2(b) that is not permitted to have such Contingent Obligation by the terms of such Section 11.2(b)) or other obligations of the Company or any other Subsidiary of the Company;

(f)  any Contingent Obligation of the Company or any of its Subsidiaries in the nature of a guarantee of Indebtedness of any Permitted Joint Venture; provided, however, that the incurrence of such Contingent Obligation is permitted by Section 11.8(e) or Section 11.8(k); and

(g)  any Contingent Obligation of the Company or any of its Subsidiaries in the nature of a guarantee of Indebtedness of officers and directors of the Company and its Subsidiaries in the ordinary course of business; provided, however, that the sum of the aggregate principal amount of the Indebtedness so guaranteed and the aggregate principal amount of all then outstanding loans permitted by Section 11.8(f) does not exceed $7,000,000 at any one time outstanding.

Section 11.5  Limitation on Fundamental Changes. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction in the nature of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, assign, transfer (including any transfer, relocation, situation or registration of any asset owned by any Loan Party to the Commonwealth of Australia other than in the ordinary course of business) or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of the business or assets of the Company, or enter into any such transaction or series of related transactions with regard to a group of Subsidiaries which, if merged into a single Subsidiary, would constitute a substantial part of the business or assets of the Company, or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that during such time as no Specified Default or Event of Default has occurred and is continuing (or would result therefrom):

(a)  the Company and its Subsidiaries may engage in Permitted Intercompany Transfers; and

(b)  the Company and any of its Subsidiaries may engage in transactions permitted under Section 11.6 or Section 11.8(d),(e), (i) or (k).

Section 11.6  Limitation on Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any of the Subsidiaries of the Company, issue any Stock or Stock Equivalents (other than any director’s qualifying shares), to any Person, except:

(a)  sales, transfers and other dispositions by the Company and its Subsidiaries of (i) obsolete or worn out property in the ordinary course of business or (ii) contemplated by clause (b)(ii) of the definition of “Net Proceeds Event”;

(b)  sales, transfers and other dispositions of property (including, without limitation, inventory) by the Company and its Subsidiaries to third parties in the ordinary course of business for fair market value;

(c)  during such time as no Specified Default or Event of Default has occurred and is continuing (or would result therefrom), Permitted Intercompany Transfers;

(d)  during such time as no Specified Default or Event of Default has occurred and is continuing (or would result therefrom), any Specified Dispositions for fair market value (which property, in the aggregate, the Company hereby represents and warrants is not material to the conduct of the business of the Company and its Subsidiaries);

(e)  during such time as no Specified Default or Event of Default has occurred and is continuing (or would result therefrom), sales, transfers and other dispositions of assets of the Company and its Subsidiaries to Permitted Joint Ventures in accordance with the provisions of Section 11.8;

(f)  during such time as no Specified Default or Event of Default has occurred and is continuing (or would result therefrom), any Resale Transactions to Persons other than Affiliates for fair market value;

(g)  other sales, transfers and other dispositions by the Company and its Subsidiaries which are permitted by Section 10.14, 11.3 or 11.5; and

(h)  sales, transfers and other dispositions by the Company and its Subsidiaries of assets with an aggregate fair market value not to exceed (i) $50,000,000 in the calendar year ending December 31, 2006 and (ii) $25,000,000 in any calendar year thereafter; provided, however, that, in the case of clauses (i) and (ii), no Default or Event of Default shall be in effect prior to or after giving effect to any such sale, transfer or other disposition; provided, further, that in the event that any amount of assets permitted to be disposed of in any calendar year pursuant to this clause (h) is not disposed of during such calendar year, such amount may be carried over for dispositions in any subsequent calendar year (up to a maximum amount not to exceed $50,000,000 and limited to an aggregate fair market value of $50,000,000 for any calendar year); provided, further, that, in the case of clauses (i) and (ii), all Net Proceeds of such sale, transfer or other disposition are applied to the payment of the Payment Obligations as set forth in, and to the extent required by, Section 7.3(b)(ii)).

Section 11.7  Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that, so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made or would result therefrom and the representations and warranties deemed to be made pursuant to Section 11.7(b) are true and correct in all material respects as of the date such Restricted Payment is made, the following Restricted Payments may be made:

(i)  Restricted Payments on account of amounts payable under the Prior Tax Sharing Agreement, with respect to state and local taxes and federal taxes; provided, however, that no such Restricted Payment (whether in cash or otherwise) shall be made more than ten Business Days prior to the date upon which the related liability to the Internal Revenue Service (or the relevant state or local taxing authority) for tax (including estimated taxes) is paid (or, if no such taxes are payable, ordinarily would have been due);

(ii)  Restricted Payments made to Permitted Joint Ventures, to the extent that such Restricted Payments are permitted pursuant to Section 11.8(e) or Section 11.8(k);

(iii)  Restricted Payments made from time to time to finance Revlon’s purchase, redemption, acquisition or retirement for value of, or payment of amounts owing in respect of, any shares, interests, rights to purchase, warrants, options, participations, stock appreciation rights, performance units or other equivalents or interests in the equity of Revlon held by any current or former director, officer, consultant or employee of Revlon, the Company or any Subsidiary of the Company in such person’s role as a director, officer, consultant or employee (or by their estates or any beneficiaries of their estates); provided, however, that (x) the sum of (1) the aggregate amount of Restricted Payments made pursuant to this clause (iii) and (2) the aggregate amount of open-market purchases of common stock and restricted stock of Revlon together with any other investments made as permitted under Section 11.8(g), does not exceed $8,000,000 in any calendar year (including calendar year 2006) and (y) amounts available pursuant to this clause (iii) to be utilized for Restricted Payments during any calendar year which are not utilized during such year may be carried forward and utilized in any succeeding calendar year;

(iv)  subject to the limitations set forth in Sections 11.8(f) and 11.8(g), Restricted Payments made from time to time to finance the investments contemplated by Sections 11.8(f) and 11.8(g); and

(v)  additional Restricted Payments in an aggregate amount, together with the aggregate principal amount of all Indebtedness defeased, prepaid or otherwise repurchased pursuant to Section 11.9(c)(vi), not to exceed the sum of (x) $15,000,000 and (y) the portion, if any, of Capital Contributions received by the Company that (1) are not used to defease, prepay or otherwise repurchase the principal amount of any Indebtedness under the Subordinated Notes Indenture and (2) do not constitute a Cure Amount or an Existing Credit Agreement Cure Amount.

(b)  The making of each Restricted Payment pursuant to Section 11.7(a) shall constitute a representation and warranty by the Company that, on and as of the date upon which such Restricted Payment is made (both before and after giving effect to the making thereof), the representations and warranties contained in Section 8.10 and Section 8.15(a) are true and correct.

Section 11.8  Limitation on Investments. The Company will not, and will not permit any of its Subsidiaries to, make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, except as otherwise permitted by Section 11.10 and except that:

(a)  each of the Company and its Subsidiaries may make or commit to make investments in cash or Cash Equivalents held in a Deposit Account or a Control Account, subject to Section 10.19, if applicable, with respect to the Company and the Subsidiary Guarantors;

(b)  each of the Company and its Subsidiaries may make or commit to make investments in contract rights, accounts and chattel paper (as defined in the UCC), put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, and notes receivable, arising or acquired in the ordinary course of business and in Hedging Contracts;

(c)  the Company may make or commit to make any loan or advance or purchase any securities constituting a Restricted Payment permitted by Section 11.7;

(d)  if in the reasonable judgment of the Company, any customer is deemed to be in a reorganization or unable to make a timely cash payment on Indebtedness or other obligations of such customer owing to it, each of the Company and its Subsidiaries may invest or commit to invest in securities issued by such customer or any Affiliate thereof (other than any Affiliate of the Company) in lieu of cash payment; provided, however, that the Company or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness or other obligations) therefor;

(e)  each of the Company and its Subsidiaries may make or commit to make Investments; provided, however, that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom) and (ii) the aggregate Investment Consideration (excluding any such consideration paid with the proceeds of, or Stock or Stock Equivalents issued pursuant to, an Equity Offering and as reduced by the amount equal to the Net Proceeds received by the Company and its Subsidiaries from any Net Proceeds Event on account of any Resale Transaction with respect to any such Investment) with respect to all such Investments made after the date hereof pursuant to this Section 11.8(e) plus Contingent Obligations incurred after the date hereof pursuant to Section 11.4(f) by virtue of this Section 11.8(e) plus Intercompany Investments made after the date hereof pursuant to Section 11.8(j)(iii)(z) does not exceed $50,000,000 at any one time outstanding;

(f)  each of the Company and its Subsidiaries may make or commit to make loans to officers and directors of the Company and its Subsidiaries in the ordinary course of business to the extent permitted by applicable law, in an aggregate principal amount which, in the aggregate with all then outstanding Contingent Obligations permitted by Section 11.4(g), does not exceed $7,000,000 at any one time outstanding from the Company and its Subsidiaries to all such officers and directors;

(g)  the Company (and, in the case of clause (ii) below, the Company’s Domestic Subsidiaries) may make or commit to make investments in (i) open-market purchases of common stock of Revlon and (ii) any other investment available to highly compensated employees under any “excess 401-(k) plan” of the Company (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Company (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, that the aggregate amount of such purchases and other investments under this Section 11.8(g) together with any Restricted Payments made as permitted under Section 11.7(a)(iii) does not exceed $8,000,000 in any calendar year (including calendar year 2006) and (ii) amounts available pursuant to this Section 11.8(g) to be utilized for investments during any year which are not utilized during such year may be carried forward and utilized in any succeeding year;

(h)  subject to the limitations set forth in Section 11.7(a)(iii), each of the Company and its Subsidiaries may make or commit to make investments from time to time in connection with the transactions contemplated by Section 11.7(a)(iii);

(i)  each of the Company and its Subsidiaries may make or commit to make Permitted Acquisitions;

(j)  each of the Company and its Subsidiaries may make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase any Stock or Stock Equivalents, bonds, notes, debentures or other securities of, or make any other investment in, any of the Company (except for any Stock, Stock Equivalents or bonds, notes, debentures or other securities or other Indebtedness, other than intercompany Indebtedness incurred in the ordinary course of business, of the Company) or any Subsidiary (each an “Intercompany Investment”); provided, however, that with respect to any Intercompany Investment made after the date hereof by the Company or any Domestic Subsidiary in any Subsidiary that is not a Guarantor, (i) such Intercompany Investment shall only be made in the ordinary course of business or consistent with past practice, (ii) if such Intercompany Investment is made in cash as an advance, loan or other extension of credit, such Intercompany Investment shall be evidenced by an intercompany note which, in the case of any such note held by the Company or any Subsidiary Guarantor, shall be promptly pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the relevant Security Documents and (iii) if such Intercompany Investment is made in cash as a capital contribution, such Intercompany Investment shall only be made in a Foreign Subsidiary (w) in an aggregate amount such that after giving effect thereto, such Foreign Subsidiary (A) is in compliance with all material Requirements of Law applicable to it with respect to capitalization, (B) has sufficient capital with which to conduct its business in accordance with past practice and (C) is not undercapitalized to such an extent that, solely as a result of such undercapitalization, any creditor of such Foreign Subsidiary would be deemed under the laws of any relevant jurisdiction to owe a fiduciary duty to any other creditor of such Foreign Subsidiary, (x) to the extent that on the date of such contribution, the cash contributed to the capital of the applicable Foreign Subsidiary, if loaned or advanced through an intercompany loan evidenced by a note, would either (A) not cause the Company or the Domestic Subsidiary of the Company acquiring such note to be deemed to be doing business in any jurisdiction outside of the United States or otherwise subject to taxation or regulation in such jurisdiction or (B) not require the Foreign Subsidiary issuing such note to withhold from any payment made in respect thereof any amount now or hereafter imposed, levied, collected or assessed by any relevant jurisdiction, or any political subdivision or taxing authority thereof or therein, (y) in connection with any sale, transfer or other disposition of capital stock or other equity interests or assets of such Foreign Subsidiary permitted hereunder, to the extent that the aggregate amount of such capital contribution does not exceed the aggregate amount outstanding of any Indebtedness and other obligations of such Foreign Subsidiary owing to the Company or any of its Domestic Subsidiaries that was in each case created or otherwise incurred on or prior to the date of such sale, transfer or other disposition and which Indebtedness and other obligations are outstanding immediately prior to such sale, transfer or other disposition or (z) in connection with the formation or organization of such Foreign Subsidiary, to the extent that the amounts expended after the date hereof pursuant to this Section 11.8(j)(iii)(z) plus amounts expended after the date hereof pursuant to Section 11.8(e) plus Contingent Obligations incurred after the date hereof pursuant to Section 11.4(f) by virtue of Section 11.8(e) do not exceed $50,000,000 at any one time outstanding; and

(k)  each of the Company and its Subsidiaries may make or commit to make Investments in Permitted Joint Ventures; provided, however, that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom) and (ii) the aggregate Investment Consideration (excluding any such consideration paid with the proceeds of, or Stock or Stock Equivalents issued pursuant to, an Equity Offering and as reduced by the amount equal to the Net Proceeds received by the Company and its Subsidiaries from any Net Proceeds Event on account of any Resale Transaction with respect to any such Investment) with respect to all such Investments made pursuant to this clause (k) does not exceed $50,000,000 at any one time outstanding; provided, further, that none of the Company or any of its Subsidiaries shall commit to make any such Investment unless such Investment is then permitted hereunder.

Section 11.9  Limitation on Payments on Account of Debt; Synthetic Purchase Agreements. The Company will not, and will not permit any of its Subsidiaries to:

(a)  amend, waive, supplement or otherwise modify in any material respect (including without limitation, amendments of the interest rate or payment terms thereof) (i) any Indenture or any agreement governing the Subordinated Notes or any agreement governing any refinancing Indebtedness of the Indentures or the Term Loans incurred pursuant to Section 11.2(b), if the proposed amendment, waiver or supplement is adverse to the Lenders, (ii) any agreement governing the M&F Loans on terms and conditions (taken as whole) unless such amendment, waiver, supplement or modification is no less favorable to the Company or the

Lenders than the terms and conditions of the M&F Loans as in effect on the Closing Date (taken as a whole), (iii) any Indebtedness permitted pursuant to Section 11.2(o), if the proposed amendment, waiver or supplement is adverse to the Lenders or (iv) any other Indebtedness not permitted pursuant to the terms of this Agreement as in effect on the date hereof but entered into with the consent of the Required Lenders, if the proposed amendment, waiver or supplement is adverse to the Lenders;

(b)  amend, waive, supplement or otherwise modify any Capital Contribution Note;

(c)  directly or indirectly, defease, or make or commit to make any optional prepayment of, or otherwise repurchase, any of its Indebtedness, except:

(i)  Indebtedness under this Agreement;

(ii)  Indebtedness which is permitted by paragraphs (c), (d), (f), (g) through (m) and (o) through (q) of Section 11.2;

(iii)  Indebtedness which is permitted by paragraph (b) of Section 11.2 with proceeds of any refinancing of such Indebtedness pursuant to Sections 11.2(b), 11.2(i) or 11.2(o) or with proceeds of any Capital Contribution that do not constitute a Cure Amount or an Existing Credit Agreement Cure Amount; provided, that in the case of any refinancing with Indebtedness pursuant to Section 11.2(o), such refinancing Indebtedness matures at least six months after the Term Loan Maturity Date;

(iv)  Indebtedness (including, without limitation, Indebtedness which is permitted under Section 11.2(b)) in an aggregate amount not to exceed the amount of Excess Cash Flow in any fiscal year not required to be applied as a mandatory prepayment of the Term Loans pursuant to Section 7.3(a); provided, however, that the prepayment required by Section 7.3(a) with respect to such fiscal year has been made;

(v)  Indebtedness (including, without limitation, Indebtedness which is permitted under Section 11.2(b)) that is repaid with the proceeds of Equity Offerings by Revlon; and

(vi)  additional Indebtedness (including, without limitation, Indebtedness which is permitted under Section 11.2(b)) in an aggregate principal amount, together with the aggregate amount of all Restricted Payments made pursuant to Section 11.7(a)(v), not to exceed the sum of (x) $15,000,000 and (y) the portion, if any, of Capital Contributions received by the Company that are not used to defease, prepay or otherwise repurchase the principal amount of any Indebtedness under the Subordinated Notes Indenture; and

(d)  enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

Section 11.10  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, (a) engage in any transaction with any Affiliate of the Company, except upon terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, or (b) sell, transfer, convey, assign or otherwise dispose of any material asset to any Affiliate of the Company; provided, however, that nothing contained in this Section 11.10 shall prohibit (x) the Company from making Restricted Payments permitted by Section 11.7, (y) the Company or any of its Subsidiaries from engaging in any transaction pursuant to and in accordance with the Occupancy Agreement, dated as of June 1, 2001, between M&FG and the Company, as amended by Amendments thereto dated as of October 14, 2003 and June 14, 2004 and (z) payments required to be made by the Company with respect to its obligations under the Company Tax Sharing Agreement.

Section 11.11  Hazardous Materials. The Company will not, and will not permit any of its Subsidiaries to, cause or knowingly permit any of the Mortgaged Properties or any other of its assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all respects with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in a liability under any applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any act or omission on its part, or on the part of any tenant or subtenant, of Hazardous Materials onto any such property or asset in violation of any Environmental Law or in a manner that would reasonably be expected to result in a liability under any applicable Environmental Laws, except where such non-compliance or liability would not be reasonably likely to have a Material Adverse Effect.

Section 11.12  Accounting Changes. (a) The Company will not, and will not permit any of its Subsidiaries to, make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by the Company in the audited financial statements contained in its Annual Report on Form 10-K for its fiscal year ended December 31, 2005, unless (i) such changes are required or permitted by GAAP, (ii) such changes are disclosed to the Lenders through the Administrative Agent or otherwise and (iii) if requested by the Administrative Agent, relevant prior financial statements are reconciled (in form and detail reasonably satisfactory to the Administrative Agent) to show comparative results and reconciliations.

(b)  Notwithstanding anything to the contrary contained herein, compliance with Section 11.1 shall be determined based upon GAAP as in effect as of the date of, and as used in, the preparation of the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2005.

Section 11.13  Limitation on Negative Pledge Clauses. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than the Loan Documents and documents related to the M&F Loans or the Existing Credit Agreement or any permitted refinancing thereof) with any Person which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien securing the Payment Obligations upon any of its properties, assets or revenues, whether now owned or hereafter acquired; provided, however, that any of the Company and its Subsidiaries may enter into any such agreement to the extent that such agreement is in connection with a Lien permitted by paragraph (c), (d), (f), (h), (j), (k), (m), (n), (o), (p), (q) or (r) of Section 11.3 and any such prohibitions or limitations apply only to the property encumbered by such Lien.

Section 11.14  Amendment of Company Tax Sharing Agreement. The Company will not, and will not permit any of its Subsidiaries to, amend, modify, change, waive, cancel or terminate any term or condition of the Company Tax Sharing Agreement in a manner adverse to the interests of the Company or the Lenders without the prior written consent of the Required Lenders.

Section 11.15  Limitations on Restrictions on Subsidiary Distributions. The Company shall not, and shall not permit any of its Subsidiaries to, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other investments in, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, except (i) pursuant to the Loan Documents and the Existing Credit Agreement and any permitted refinancing thereof, (ii) any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 11.2(l) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) pursuant to any agreement relating to a disposition of property of the Company or any Subsidiary permitted under this Agreement, to the extent such restrictions restrict the transfer of the property subject to such agreement.

Section 11.16  Limitation on Activities of RPH. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Company shall not cause or permit RPH to (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), in each case, other than (i) those incidental to RPH’s ownership and licensing of the Intellectual Property transferred to it in connection with the Company’s disposition of its professional products business and (ii) nonconsensual obligations imposed by Requirement of Law and obligations with respect to its capital stock.

Section 11.17  Prohibition on Speculative Hedging Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction involving Hedging Contracts, except as expressly permitted under this Agreement and for the sole purpose of hedging in the ordinary course of business.

ARTICLE XII

EVENTS OF DEFAULT

Section 12.1  Events of Default. Upon the occurrence and during the continuance of any of the following events:

(a)  Payments. Failure by the Company to pay any principal of any Loan or Note, when due in accordance with the terms thereof and hereof; or failure by the Company to pay any interest on any Loan or Note, within five days after the date when due in accordance with the terms thereof and hereof or any fee or other amount payable in connection with any Loan Document within five days after the date when due; or

(b)  Representations and Warranties. Any representation or warranty made or deemed made by the Company or any other Loan Party in any Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect on or as of the date when made or deemed to have been made; or

(c)  Certain Covenants.

(i)  [Intentionally omitted.]

(ii)  Default by any Loan Party in the observance or performance of any negative covenant or agreement contained in Article XI; or

(iii)  Default by any Loan Party in the observance of any covenant or agreement contained in Sections  10.4 (with respect to the first sentence thereof) or 10.7(a); or

(d)  Other Covenants. Default by any Loan Party in the observance or performance of any other covenant or agreement contained or incorporated by reference in this Agreement or any other Loan Document and the continuance of such default unremedied for a period of 15 days; or

(e)  Effectiveness of the Security Documents. On or after the Closing Date and subject to Section 10.16, (i) for any reason (other than any act on the part of any Agent or any Lender) any Security Document ceases to be or is not in full force and effect or any of the Liens intended to be created by any Security Document ceases to be or is not a valid and perfected Lien having the priority contemplated thereby with respect to Collateral having an aggregate fair market value in excess of $1,000,000 or (ii) the Company, or any other Loan Party shall assert in writing that any Security Document has ceased to be or is not in full force and effect; or

(f)  Cross Default. Any of Revlon or any of its Subsidiaries shall Cross Default;

(g)  Control Persons. (i) Any Person (or group of Persons acting in concert), other than Ronald O. Perelman or, in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative and his (or any of their) Affiliates (without giving effect to clause (a) of the definition thereof) (collectively, “ROP”), shall “control” the Company, as such term is used in Rule 405 promulgated under the Securities Act of 1933, as amended, or (ii) in the event that ROP ceases to so “control” the Company, any other Person (or group of Persons acting in concert) shall own, directly or indirectly, equity interests representing more than 35% of the total voting power represented by the issued and outstanding equity interests of the Company then entitled to vote in the election of the Board of Directors of the Company, or (iii) the Continuing Directors shall cease to constitute at least a majority of the board of directors of the Company; or

(h)  Ownership. Revlon shall at any time for any reason cease to be the beneficial and record owner of 100% of the outstanding shares of capital stock and other equity interests of the Company; or

(i)  Default under Company Tax Sharing Agreement. At any time, any party (other than the Company or any of its Subsidiaries) shall default in its payment obligations under the Company Tax Sharing Agreement; or

(j)  Commencement of Bankruptcy or Reorganization Proceeding. (i) Revlon, the Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, (ii) there shall be commenced against Revlon, the Company or any of its Subsidiaries any such case, proceeding or other action referred to in clause (i) of this paragraph (j) which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 60 days; provided, however, that the Company, for itself and as agent for each of its Subsidiaries, hereby expressly authorizes each Agent and each Lender to appear in any court conducting any such case, proceeding or other action during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (iii) there shall be commenced against Revlon, the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Revlon, the Company or any of its Subsidiaries shall take any action authorizing, or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this paragraph (j); or (v) Revlon, the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(k)  Material Judgments. (i) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability of $5,000,000 or more or any judgment or decree shall be entered against Revlon in excess of $20,000,000 (or, in each case, with respect to any other currency, the Equivalent thereof) and all such judgments or decrees shall not have been vacated, stayed, satisfied, discharged or bonded (or, if available subject to the foreign equivalent thereof) pending appeal within 60 days from the entry thereof (provided that no Event of Default shall arise under this Section 12.1(k) as a result of any such judgment or decree to the extent that (x) it is covered by a valid policy of insurance covering payment thereof which has been provided by an Eligible Insurer and (y) such Eligible Insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or decree) or (ii) any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and in the case of either clause (i) or (ii), there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded (or, if available subject to the foreign equivalent thereof) pending appeal; or

(l)  ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or, for years for which funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standard under Section 412(a)(2) of the Code, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity of the Company shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably likely to have a Material Adverse Effect; or

(m)  Matters Relating to Subordinated and Other Indebtedness. On or after the Closing Date, (i) if for any reason (other than any act on the part of any Agent or any Lender) (A) any Affiliate Subordination Letter then required to be delivered by an Affiliate pursuant to the terms of this Agreement shall cause to be or shall not be in full force and effect or (B) any Affiliate which is party to an Affiliate Subordination Letter shall assert in writing that the Affiliate Subordination Letter to which it is a party has ceased to be or is not in full force and effect or (ii) any Subordinated Notes or other Indebtedness (other than trade credit in the ordinary course of business and any Capital Contribution Note) of the Company or any of its Subsidiaries shall be held by (or otherwise owing to) any Affiliate of the Company (other than officers and directors of the Company) if such Affiliate has not executed and delivered an agreement substantially in the form of the Affiliate Subordination Letter within ten Business Days following the acquisition of such Indebtedness by such Affiliate; provided, however, that an Affiliate Subordination Letter shall not be required to be delivered with respect to (i) trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any M&F Loan, (iv) any Indebtedness permitted under Section 11.2(o) or (v) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued pursuant to an Indenture; or

(n)  Additional Subsidiaries. Revlon shall create or otherwise have any direct Subsidiary other than the Company; or

(o)  Capital Contributions. Revlon shall fail to promptly (and in any event within five Business Days following receipt by it of the applicable Net Proceeds) make Capital Contributions to the Company in an amount equal to 100% of the Net Proceeds of any Equity Offering (other than amounts which are applied by Revlon to repurchase, repay, defease or redeem any Subordinated Notes, Existing Senior Notes, Multi-Currency Loans (with a corresponding reduction of the revolving commitments under the Existing Credit Agreement) or other Indebtedness for borrowed money of the Company scheduled to mature on or prior to the Term Loan Maturity Date, which Indebtedness so purchased is substantially concurrently contributed by Revlon to the capital of the Company or transferred in exchange for Stock of the Company); or

(p)  Revlon Operations. Revlon shall have any meaningful assets (other than any Capital Contribution Notes or rights with respect to the M&F Investment Agreement, the Company Tax Sharing Agreement and the Stockholders Agreement) or Indebtedness (other than (w) Indebtedness the Net Proceeds of which are applied to prepay the Term Loans to the extent required by Section 7.3(b)(i) or to repay Multi-Currency Loans under the Existing Credit Agreement with a corresponding reduction of the revolving credit commitments thereunder, (x) Indebtedness of the type contemplated by clause (i) of the definition of such term, (y) Indebtedness in respect of the Guaranty and (z) Indebtedness in respect of the Indentures or other permitted Indebtedness of the Company) or shall conduct any meaningful business, other than (i) its ownership of the Company and (ii) such activities as are customary for a publicly traded holding company which is not itself an operating company; or

(q)  M&F Loans. Any M&F Lender shall have failed to fund any binding commitments by such M&F Lender under any agreement governing any M&F Loan, which request shall be sent promptly to the Administrative Agent pursuant to Section 10.2(f) hereof; or

(r)  [intentionally omitted]

(s)  Subordinated Notes. The Subordinated Notes or the guarantees thereof (or any refinancing Indebtedness of the Subordinated Notes incurred pursuant to Section 11.2(b)(vi)(A)) shall cease, for any reason, to be validly subordinated to the Payment Obligations as provided in the Subordinated Note Indenture (or the agreement governing such refinancing Indebtedness) or the trustee in respect of the Subordinated Notes (or the agreement governing such refinancing Indebtedness) or the holders of at least 25% in aggregate principal amount of the Subordinated Notes (or such refinancing Indebtedness) shall so assert; or

(t)  Additional Equity Offerings. (i) The aggregate commitments by the M&F Lenders to provide the M&F Loans to the Company (whether such commitments are funded or unfunded) shall be less than $87,000,000 at any time during the period from the date hereof to the date on which Revlon shall have consummated one or more Equity Offerings after the date hereof generating at least $75,000,000 in gross proceeds and made Capital Contributions to the Company in an amount equal to the Net Proceeds in respect thereof, other than amounts which are applied by Revlon to repurchase, repay, defease or redeem any Subordinated Notes, Existing Senior Notes, Multi-Currency Loans (with a corresponding reduction of the revolving commitments under the Existing Credit Agreement) or other Indebtedness for borrowed money of the Company scheduled to mature on or prior to the Term Loan Maturity Date (provided that no such Equity Offering shall be required hereunder), or (ii) the Company shall fail to apply any Capital Contributions referred to in clause (i) above promptly after its receipt thereof to repurchase, repay, defease or redeem any Subordinated Notes, Existing Senior Notes or other Indebtedness for borrowed money of the Company scheduled to mature on or prior to the Term Loan Maturity Date, including, without limitation, repayment of Term Loans and repayment of any outstanding revolving loans under the Existing Credit Agreement without any corresponding permanent reduction in the aggregate commitment thereunder;

then, and in any such event, (x) if such event is an Event of Default specified in clause (i), (ii) or (iii) of paragraph (j) of this Section 12.1 with respect to any Loan Party, automatically the Term Loan Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes, and (y) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare all or any part of the Term Loans (with accrued interest thereon) and any other amounts owing under this Agreement to the Lenders and the Term Loan Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. In addition to the remedies set forth above, the Administrative Agent may direct the Collateral Agent to exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Except as expressly provided above in this Section 12.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 12.2  Right to Cure.

(a)  Notwithstanding anything to the contrary contained in Section 12.1(c)(ii), in the event that the Company fails to comply with the requirements of the covenant set forth in Section 11.1 for any period, at any time on or before the tenth day after the date of delivery of a Notice of Intent to Cure by the Company to the Administrative Agent pursuant to Section 10.2(b), the Company shall have the right (the “Cure Right”) to issue Permitted Cure Securities to Revlon for cash or otherwise receive Capital Contributions in cash from Revlon, and upon the receipt by the Company of such cash (the “Cure Amount”), the covenant set forth in Section 11.1 shall be recalculated, giving effect to a pro forma increase to EBITDA in accordance with the definition thereof for the fiscal quarter for which such Cure Right was exercised in an amount equal to such Cure Amount (and such increase shall be included in each period that includes such fiscal quarter); provided, however, that such pro forma adjustment to EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in Section 11.1 with respect to any period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b)  If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Company shall then be in compliance with the requirements of the covenant set forth in Section 11.1 for such fiscal quarter, the Company shall be deemed to have satisfied the requirements of the covenant set forth in Section 11.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 12.1(c)(ii) that had occurred shall be deemed cured; provided, however, that (i) the Company may not exercise the Cure Right more than two times in any four fiscal quarter period, (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Company to be in compliance with Section 11.1 and (iii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the covenant in Section 11.1 for the period with respect to which such Cure Amount applies.

ARTICLE XIII

THE AGENTS

Section 13.1  Authorization and Action.

(a)  Each Lender hereby appoints Citicorp as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)  Each Lender hereby acknowledges the appointment of Citicorp as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers, as set forth in the Intercreditor Agreement.

(c)  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of (i) in the case of the Administrative Agent, the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders), and such instructions shall be binding upon each Lender, and (ii) in the case of the Collateral Agent, as set forth in the Intercreditor Agreement, and such instructions shall be binding upon each Lender (in each case, subject to any limitations imposed thereon in the Intercreditor Agreement); provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the applicable Lenders with respect to such action or (ii) is contrary to this Agreement or any Requirement of Law. Each Agent agrees to give to each applicable Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(d)  In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of (i) the applicable Lenders and in the case of the Collateral Agent, the Secured Parties and its duties are entirely administrative in nature. No Agent assumes, or shall be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Secured Party or holder of any other Payment Obligation. Each Agent may perform any of their duties under any Loan Document by or through their agents or employees.

(e)  The Arranger, the Syndication Agent and the Documentation Agent shall have no obligations or duties whatsoever in such capacities under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacities.

Section 13.2  Agents’ Reliance, Etc. None of the Agents, any of their Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, each of the Agents (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 14.6, (b) may rely on the Register to the extent set forth in Section 14.6, (c) may consult with legal counsel (including counsel to the Company or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of Revlon, the Company or any of the Company’s Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of the Company or any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 13.3  Posting of Approved Electronic Communications.

(a)  Each of the Lenders and the Company agrees, and the Company shall cause each Subsidiary Guarantor to agree, that the Agents may, but shall not be obligated to,

make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agents to be their electronic transmission system (the “Approved Electronic Platform”).

(b)  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Company acknowledges and agrees, and the Company shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Company hereby approves, and the Company shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Company shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c)  THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)  Each of the Lenders and the Company agrees, and the Company shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 13.4  The Agents Individually. With respect to its Term Loan Commitment and Loans, the Administrative Agent and the Collateral Agent, each in their individual capacity, shall each have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent and the Collateral Agent in its individual capacity as a Lender or as one of the Required Lenders. The

Administrative Agent or Collateral Agent or any of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Company and any Loan Party as if such Person were not acting as an Agent.

Section 13.5  Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Company and each Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 13.6  Indemnification. Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Company), from and against such Lender’s Commitment Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Company or another Loan Party.

Section 13.7  Successor Agent. Subject to the terms of this Section 13.7, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan

Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XIII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. If no Lender has accepted appointment as a successor Administrative Agent within 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the retiring Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The resignation and removal of the Collateral Agent shall be governed by the Intercreditor Agreement.

Section 13.8  Concerning the Collateral and the Security Documents.

(a)  Each Lender agrees that any action taken by the Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Collateral and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by Revlon, the Company or any of its Subsidiaries, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent and each Lender to act as collateral sub-agent for the Administrative Agent, Collateral Agent, the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, the Administrative Agent and Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, upon receipt of instructions from the Administrative Agent pursuant to the Intercreditor Agreement, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)  Each of the Administrative Agent and the Lenders hereby authorizes and directs the Collateral Agent (without any further notice or consent) to, promptly release or subordinate any Lien as set forth in Section 9 of the Intercreditor Agreement.

ARTICLE I

MISCELLANEOUS

Section 14.1     Amendments and Waivers.

(a)     Except as otherwise expressly provided in this Agreement or the Intercreditor Agreement, the Administrative Agent, on the one hand, and the Company, on the other hand, may from time to time with the prior written consent of the Required Lenders enter into written amendments, supplements or modifications for the purpose of adding, deleting or modifying any provision of any Loan Document or changing in any manner the rights, remedies, obligations and duties of the parties thereto, and with the written consent of the Required Lenders, the Administrative Agent, on behalf of the Lenders, may execute and deliver a written instrument waiving, on such terms and conditions as may be specified in such instrument, any of the requirements applicable to the Loan Parties, as the case may be, party to any Loan Document, or any Default or Event of Default and its consequences; provided, however, that:

(i)     without the consent of any Lender, the Company and the Administrative Agent may enter into any amendment necessary to implement the terms of any Term Facility Increase in accordance with the terms of this Agreement (as in effect on the Closing Date);

(ii)     (A) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents and (B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 14.6(f), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder;

(iii)     no amendment, supplement or modification of, or waiver or consent under, any of the Security Documents to which the Collateral Agent is a party shall be effective unless in writing and signed by the Collateral Agent (at the direction of the Multi-Currency Administrative Agent, the Multi-Currency Lenders, the Administrative Agent or the Lenders, as applicable, pursuant to the Intercreditor Agreement) in addition to the Agents and Lenders required above to take such action; and

(iv)     the Administrative Agent may, with the consent of the Company, amend, modify or supplement any Loan Document to cure any ambiguity, typographical error, defect or inconsistency;

provided, further, that, except as otherwise expressly provided in this Agreement or the Intercreditor Agreement, no such waiver, amendment, supplement or modification shall be effective to, without the prior written consent, in addition to the Lenders required above to take such action, of each Lender directly affected thereby:

(v)     (A) modify the Term Loan Commitment of such Lender or subject such Lender to any additional obligation, (B) extend any scheduled final maturity of any Loan owing to such Lender, (C) waive or reduce, or postpone or cancel any scheduled date fixed for the payment of (it being understood that any mandatory prepayment required under Section 7.3 does not constitute any scheduled date fixed for payments), principal of or interest on any such Loan or any fees owing to such Lender, (D) reduce, or release the Company from its obligations to repay, any other Payment Obligation owed to such Lender or (E) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement;

(vi)     amend, modify or waive any provision of Section 7.4 (Application of Payments), Section 7.15 (Pro Rata Treatment and Payments) or Section 14.7 (Adjustments; Set-off);

(vii)     expressly subordinate any of the Payment Obligations or Liens securing the Payment Obligations, except in accordance with this Agreement and the Intercreditor Agreement;

(viii)     (A) amend, modify or waive this Section 14.1 or any other provision specifying the Agents, Lenders or group of Lenders required for any amendment, modification or waiver thereof or (B) change the respective percentages specified in the definition of “Required Lenders”; or

(ix)     release (A) all or substantially all of the Collateral provided for in the Security Documents, (B) the guarantee obligations of Revlon provided for in any Security Document or (C) the guarantee obligations of all or substantially all of the Guarantors (other than Revlon) provided for in the Security Documents.

(b)     Any waiver, amendment, supplement or modification pursuant to this Section 14.1 shall apply equally to each of the Lenders and shall be binding upon the Lenders and all future holders of any of the Loans, the Notes and all other Payment Obligations. In the case of such waiver, the parties to the Loan Documents, the Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former positions and rights hereunder and under the Notes and the Security Documents, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent shall, as soon as practicable, furnish a copy of each such amendment, supplement, modification or waiver to each Lender.

(c)      To the extent (a) the consent of any Lender in its capacity as a Lender is required, but not obtained (any such Lender whose consent is not obtained as described in this Section 14.1(c) being referred to as a “Non-Consenting Lender”) in connection with any proposed amendment, modification, supplement or waiver (a “Proposed Change”) and (b) the Administrative Agent shall have consented to such Proposed Change, at the request of the Company and with the consent of the Administrative Agent (in its sole discretion exercised reasonably), any Eligible Assignee reasonably acceptable to the Administrative Agent (which Eligible Assignee may be the Lender acting as the Administrative Agent and shall have consented to such Proposed Change) shall have the right (but not the obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender shall, upon the request of the Administrative Agent, sell and assign to such Eligible Assignee all of the Term Loan Commitments and the Term Loans of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans held by such Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of such sale and purchase (the “Purchase Amount”); provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative

Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof, (B) such Non-Consenting Lender shall have received the Purchase Amount from such Eligible Assignee and (C) the Company shall have paid such Non-Consenting Lender an amount equal to the Prepayment Fee, if any, on the aggregate outstanding principal amount of all Term Loans subject to such sale and purchase (which sale and purchase shall constitute a prepayment of such Term Loans). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance to evidence such sale and assignment and (y) to the extent the Term Loan Commitments and Loans subject to such Assignment and Acceptance are evidenced by a Note or Notes, such Note or Notes; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance or deliver such Note or Notes shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 14.2     Notices. (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement or any other Loan Document shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Company:

Revlon Consumer Products Corporation

237 Park Avenue

New York, New York 10017

Attention: Vice President, Finance and Treasury

Telecopy: (212) 527-5225

E-Mail Address: manuel.rivero@revlon.com

with a copy (other than of items relating to funding and payments) to:

Revlon Consumer Products Corporation

237 Park Avenue

New York, New York 10017

Attention: Executive Vice President, Chief Legal Officer and General Counsel

Telecopy: (212) 527-5693

E-Mail Address: robert.kretzman@revlon.com

(ii)	if to any Lender, at its lending office specified opposite its name on Schedule I or on the signature page of any applicable Assignment and Acceptance;
(iii)	if to the Administrative Agent:

Citicorp USA, Inc.

388 Greenwich Street

New York, New York 10013

Attention: James J. McCarthy

Telecopy no: (212) 816-2613

E-Mail Address: james.j.mccarthy@citigroup.com

with a copy (other than of items relating to funding and payments) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Company and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(b)     Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon delivery, (ii) if delivered by first class, postage prepaid mail, five days after deposited in the mails, (iii) except to any Loan Party, if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II, Article VII and Article XIII shall not be effective until received by the Administrative Agent.

(c)     Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Company. Nothing in this clause(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 14.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 14.4     Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

Section 14.5     Payment of Expenses. (a) The Company shall, and shall cause each other Loan Party to, upon demand, pay, or reimburse each Agent and the Arranger, as applicable, for all of such Agent’s and Arranger’s, as applicable, reasonable and invoiced internal audit, appraisal and valuation costs and expenses and all reasonable and invoiced out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Agents’ and Arranger’s counsel, Weil, Gotshal & Manges LLP (or any other primary counsel selected by such Agent or Arranger), local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such Agent and Arranger, as applicable, in connection with any of the following: (i) the syndication of the Term Loan Facility, (ii) the Administrative Agent’s audit and investigation of the Company and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Company or any of its Subsidiaries, as the case may be, (iii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article IX), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iv) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions as contemplated by the Agreement), (v) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to each Agent’s rights and responsibilities hereunder and under the other Loan Documents, (vi) the protection, collection or enforcement of any Payment Obligation or the enforcement of any Loan Document, (vii) the commencement, defense or intervention in any court proceeding relating in any way to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document, (viii) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document or (ix) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b)     The Company further agrees to, and to cause each other Loan Party to, pay or reimburse each of the Agents and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable and invoiced attorneys’ fees (including costs of counsel and costs of settlement), incurred by such Agents or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Payment Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c)     Any obligation of the Company or any other Loan Party pursuant to this Section 14.5 shall survive Full Satisfaction of the Payment Obligations.

Section 14.6     Assignments and Participations; Binding Effect. (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans); provided, however, that (i) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except (A) with the consent of the Company and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Related Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Related Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 14.6, the consent of the Company shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by the Administrative Agent or any Affiliate or Related Fund of the Administrative Agent of the Term Loan Commitment or Loans held on the Closing Date by the Administrative Agent or any such Affiliate or Related Fund if such assignment is made as part of the primary syndication of the Facility.

(b)     The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 14.1(c), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations (including without limitation the obligations under Section 7.12(c)) of a Lender hereunder; provided, however, that no Transferee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 7.12 than that to which the assignor Lender would have been entitled to receive had no such assignment occurred, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notification in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Payment Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). Solely for purposes of calculating the assignment fee under this Section 14.6(b), multiple assignments on the same date by a Lender to its Affiliates or Related Funds shall constitute one assignment.

(c)      The Administrative Agent shall maintain at its address referred to in Section 14.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the applicable Term Loan Commitments of and principal amount of and interest with respect to the Term Loans owing to each applicable Lender from time to time (each, a “Register”). Any assignment pursuant to this Section 14.6 shall not be effective until such assignment is recorded in such Register. The entries in each Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in such Register as a Lender for all purposes of this Agreement. All information contained in each Register as to any Lender shall be available for inspection by the Company, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)      Notwithstanding anything to the contrary contained herein, the Term Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the applicable Register. A Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 14.6 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Company’s agent for purposes of maintaining such notations of transfer in each Register.

(e)     Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the applicable Register and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Loans and Term Loan Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Loans or Term Loan Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Loans or Term Loan Commitment retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes.

(f)      In addition to the other assignment rights provided in this Section 14.6, each Lender may do each of the following:

(i)     grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Payment Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Payment Obligations for all purposes hereunder; and

(ii)     assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Company, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Company, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 14.6 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Payment Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Company from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Payment Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Section 7.9(d), 7.10 and 7.12 as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to make under Section 7.9(d), 7.10 and 7.12 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; provided, further, that any such Special Purpose Vehicle shall have complied with the requirements of Section 7.12.

(g)      Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to Term Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for the payment of principal, interest or fees payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 9 of the Intercreditor Agreement. In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Payment Obligations for all purposes of this Agreement and (z) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 7.9(d), 7.10 and 7.12 as if it were a Lender; provided, however, that notwithstanding anything herein to the contrary, the Company shall not, at any time, be obligated to make any payment under Section 7.9(d), 7.10 and 7.12 to the participants in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; provided, further, that any such participant shall have complied with the requirements of Section 7.12.

(h)     This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent, the Collateral Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 14.7     Adjustments; Set-off. (a) Unless an Event of Default has occurred and is continuing, if any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans owing to it, or interest thereon, pursuant to a guarantee or otherwise, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s similar Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders which hold such Term Loans; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such purchasing Lender were the direct holder of such portion. After the delivery of a Notice of Actionable Default and prior to the withdrawal of all Notices of Actionable Default then pending, all payments or Collateral (or proceeds thereof) received by any Agent or Lender in contravention of this Agreement, the Intercreditor Agreement or any other Loan Document, shall be segregated and held in trust and forthwith paid over to the Collateral Agent to be applied pursuant to Section 7.15(e).

(b)     Subject to the Intercreditor Agreement, in addition to any rights and remedies of the Lenders provided by law, upon both the occurrence of an Event of Default and acceleration of the Payment Obligations owing in connection with this Agreement, each Lender and each of its Affiliates shall have the right, without prior notice to the Company, any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Company to such or any other Lender or such Affiliate any amount owing from such Lender or such Affiliate to the Company at, or at any time after, the happening of both of the above mentioned events, and such right of set-off may be exercised by such Lender or such Affiliate against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender or such Affiliate prior to the making, filing or issuance, or service upon such Lender or such Affiliate of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 14.8     [Intentionally Omitted.]

Section 14.9     [Intentionally Omitted.]

Section 14.10     Intercreditor Agreement. Each Lender hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Administrative Agent and the Collateral Agent (in their respective capacities as Agents hereunder, as agents under the Existing Credit Agreement, and as agent for the holders of the Designated Eligible Obligations) and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender were a direct signatory thereto.

Section 14.11     Severability; Conflicts. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any conflict between the terms of this Agreement and any other Loan Document (except for the Intercreditor Agreement), the terms of this Agreement shall govern. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Loan Document, the Intercreditor Agreement shall govern.

Section 14.12     Counterparts; Confidentiality. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(b)      Each Lender agrees that it will not disclose Confidential Information (as defined below) to any Person other than (i) as may be consented to by the Company, (ii) as may be required by law or pursuant to legal process and (iii) to prospective participants and Transferees and those of such Lender’s directors, officers, employees, examiners and professional advisors who have a need to know the Confidential Information in accordance with customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this Section 14.12(b). As used herein, the term “Confidential Information” means all information contained in materials relating to the Company and its Subsidiaries provided to the Lenders by the Company or its representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by one or more Lenders, (y) information which was available to any Lender prior to its disclosure to the Lenders by the Company, its representatives or agents and (z) information which becomes available to one or more Lenders from a source other than the Company, its representatives or agents.

Section 14.13     Submission To Jurisdiction; Waivers. (a) [Intentionally Omitted.]

(b)     The Company hereby irrevocably and unconditionally:

(i)     submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)     consents that any such action or proceeding may be brought in such courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)     The Company, each Agent and each Lender hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding referred to in clause (a) above.

Section 14.14     Acknowledgements. The Company hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     none of any Agent, the Arranger or any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between each such Agent, Arranger and Lenders, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company and the Lenders.

Section 14.15     USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

Section 14.16     Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 14.17     Indemnities. (a) The Company agrees to, and shall cause each other Loan Party to, indemnify and hold harmless each Agent, the Arranger, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article IX) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Payment Obligation, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Company shall not have any liability under this Section 14.17 to an Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; provided, further, that the Company shall not be required to reimburse the Indemnitees for the fees and expenses of more than one joint counsel for the Administrative Agent and the Collateral Agent and one joint counsel for the other Indemnitees unless such representation shall result in a conflict of interest among the Indemnitees. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Company or any of its Subsidiaries involving any property subject to a Security Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Company or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Company or any of its Subsidiaries, or the owner, lessee or operator of any property of the Company or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Collateral Agent, at the direction of the Administrative Agent, any Lender, or any Agent or any Lender having become the successor in interest to the Company or any of its Subsidiaries and (y) to the extent attributable to acts of the Agents, such Lender or any agent on behalf of such Agent or such Lender.

(b)     The Company shall, and shall cause each other Loan Party to, indemnify the Agents and the Lenders for, and hold the Agents and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agents and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)     The Company, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Company, in any event, may participate in the defense thereof with legal counsel of the Company’s choice. In the event that such Indemnitee requests the Company to defend against such investigation, litigation or proceeding or requested Remedial Action, the Company shall promptly do so and lead such defense, and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense; provided, however, that the fees and expenses of such counsel shall be reasonable for a secondary counsel; provided, further, that the Company shall not be required to reimburse the Indemnitees for the fees and expenses of more than one joint counsel for the Administrative Agent and the Collateral Agent and one joint counsel for the other Indemnitees unless such representation shall result in a conflict of interest among the Indemnitees. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Company’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)     The Company agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 14.17) or any other Loan Document shall (i) survive Full Satisfaction of the Payment Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 14.18     Limitation of Liability. (a) The Company agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Company hereby waives, releases and agrees (each for itself and on behalf of Revlon and the Company’s Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)     IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Robert K. Kretzman

Name: Robert K. Kretzman
Title: Executive Vice President, Chief Legal Officer and General Counsel

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

CITICORP USA, INC., as Administrative Agent, Collateral Agent and Lender

By:	/s/ David Leland

Name: David Leland
Title: Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]